UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Chipotle Mexican Grill, Inc.

1401 Wynkoop Street, Suite 500

Denver, CO 80202

April 7, 2011

DEAR SHAREHOLDER:

You are cordially invited to attend the annual meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on May 25, 2011 at 8:00 a.m. local time at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado. Details of the business to be conducted at the annual meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was mailed to you.

Sincerely,

/s/ Steve Ells
Chairman of the Board and Co-Chief Executive Officer

NOTICE OF MEETING

The 2011 annual meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on May 25, 2011 at 8:00 a.m. local time at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, 80202. Shareholders will consider and take action on the following matters:

1.	Election of the two directors named in this proxy statement, John S. Charlesworth and Montgomery F. Moran, each to serve a three-year term (Proposal A);

2.	Approval of the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan (Proposal B);

3.	Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan (Proposal C);

4.	An advisory vote on the compensation of our executive officers as disclosed in this proxy statement (or “say-on-pay”, Proposal D);

5.	An advisory vote on the frequency of say-on-pay votes (Proposal E);

6.	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 (Proposal F); and

7.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the meeting has been fixed by the Board of Directors as the close of business on March 30, 2011. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

April 7, 2011

Please execute your vote promptly by following the instructions included on the Notice of Availability of Proxy Materials that was provided to you, or as described under “How do I vote?” on page 1 of the accompanying proxy statement.

CHIPOTLE MEXICAN GRILL, INC.

1401 Wynkoop Street, Suite 500

Denver, Colorado 80202

PROXY STATEMENT

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Wednesday, May 25, 2011, beginning at 8:00 a.m. at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado. This proxy statement was prepared under the direction of Chipotle’s Board of Directors to solicit your proxy for use at the annual meeting. It will be made available to shareholders on or about April 7, 2011.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our common stock on March 30, 2011, you are entitled to vote at the annual meeting, or at any postponement or adjournment of the annual meeting. On each matter to be voted on, you may cast one vote for each share of common stock you hold. As of March 30, 2011 there were 31,117,371 shares of common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on six proposals:

Proposal A –	Election of two directors: John S. Charlesworth and Montgomery F. Moran.

Proposal B –	Approval of the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan.

Proposal C –	Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan.

Proposal D –	An advisory vote on the compensation of our executive officers as disclosed in this proxy statement (“say-on-pay”).

Proposal E –	An advisory vote on the frequency of say-on-pay votes.

Proposal F –	Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends a vote FOR each candidate for director, FOR proposals B, C, D and F, and in favor of holding an advisory vote on the compensation of our executive officers every three years.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name,” you need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances you can do this over the Internet. The Notice of Internet Availability of Proxy Materials that was mailed to you has specific instructions for how to submit your vote, or if you have received or request a hard copy of this proxy statement you may mark, sign, date and mail the accompanying voting instruction form in the postage-paid envelope provided. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record, you can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the annual meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide voting instructions?

Under the rules of the New York Stock Exchange, or NYSE, on voting matters characterized by the NYSE as “routine,” NYSE member firms have the discretionary authority to vote shares for which their customers do not provide voting instructions. On non-routine proposals, such “uninstructed shares” may not be voted by member firms. Only the proposal to ratify the appointment of our independent registered public accounting firm is considered a routine matter for this purpose. As a result of a recent NYSE rule change and unlike at annual meetings prior to last year’s meeting, election of directors is not considered a routine matter. The compensation-related matters in proposals B through E are also not considered routine matters. Accordingly, if you hold your shares through a brokerage firm and do not provide timely voting instructions, your shares will only be voted on Proposal F. Because of the recent change in NYSE rules, we strongly encourage you to exercise your right to vote in the election of directors and other matters to be voted on at the annual meeting.

Can I change my vote?

You can change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, by sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, CO 80202; or

•	if you are a shareholder of record, by attending the annual meeting and voting in person.

Attendance at the annual meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What constitutes a quorum?

A quorum is necessary to conduct business at the annual meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions, broker non-votes and votes withheld from director nominees count as "shares present" at the meeting for purposes of determining whether a quorum exists. A broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve each proposal?

Proposal A –	The two nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting will be elected. If you mark your proxy to “withhold” your vote for a particular nominee on your proxy card, your vote will not count “for” the nominee. Broker non-votes will also not count as “for” any nominee.

Proposals B, C, D and F – Approval of the 2011 Stock Incentive Plan, approval of the Employee
Stock Purchase Plan, approval of the advisory say-on-pay vote, and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011 each require the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of these proposals.

Proposal E –	You may vote to have the advisory say-on-pay vote held every “one,” “two” or “three” years. The alternative receiving the highest number of votes will indicate the frequency preferred by our shareholders. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome of this proposal.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. As required by those rules, we are distributing to our shareholders of record and beneficial owners as of the close of business on March 30, 2011 a Notice of Internet Availability of Proxy Materials. On the date of distribution of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials are also available free of charge upon request at 1-800-690-6903, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the 12-digit control number included on the Notice of Internet Availability of Proxy Materials you received.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the Notice of Internet Availability of Proxy Materials, or enroll on the Investors page of our web site at www.chipotle.com. Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meeting.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials; of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them; and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to the beneficial owners of the shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 30, 2011, as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of the executive officers listed in the Summary Compensation Table appearing later in this proxy statement;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 31,117,371 outstanding shares of common stock as of March 30, 2011. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options, stock appreciation rights or restricted stock units exercisable or vesting within 60 days after March 30, 2011 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Total Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial holders of 5% or more of outstanding common stock
BlackRock, Inc. (1)	1,790,414	5.75%
Capital World Investors (2)	2,575,032	8.28%
FMR LLC (3)	4,033,817	12.96%
T. Rowe Price Associates, Inc. (4)	3,386,133	10.88%

Directors and executive officers
Steve Ells (5)(6)	412,302	1.32%
Montgomery Moran (6)(7)	274,837	*
John Hartung (8)	79,430	*
Bob Blessing (9)	20,000	*
Mark Crumpacker (10)	—	—
Albert Baldocchi (6)(11)(12)	104,924	*
John Charlesworth (11)	9,865	*
Neil Flanzraich (11)	2,467	*
Patrick Flynn (11)	12,975	*
Darlene Friedman (6)(11)(13)	6,975	*
All directors and executive officers as a group (10 people) (14)	923,775	2.93%

*	Less than one percent (1 percent)

(1)	Based solely on a report on Schedule 13G filed on February 3, 2011. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York, 10022.

(2)	Based solely on a report on Schedule 13G/A filed on February 14, 2011. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)

Based solely on a report on Schedule 13G/A filed on February 14, 2011. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of common stock reflected as beneficially owned by FMR LLC. The interest of one person, Fidelity Contrafund, an investment company registered under the Investment Company Act of 1940, in the shares of common stock reflected as beneficially owned by FMR LLC amounted to 2,971,480 shares, or 9.55% of the total outstanding common stock at March 30, 2011. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	Based solely on a report on Schedule 13G/A filed on February 14, 2011. Shares beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)	Shares beneficially owned by Mr. Ells include 90,500 shares underlying vested stock appreciation rights with an exercise price of $102.65 and an expiration date of February 20, 2015, and 75,000 shares underlying vested stock appreciation rights with an exercise price of $53.36 and an expiration date of February 17, 2016.

(6)	A portion of the shares beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.

(7)	Shares beneficially owned by Mr. Moran include 66,000 shares underlying vested stock appreciation rights with an exercise price of $102.65 and an expiration date of February 20, 2015, and 75,000 shares underlying vested stock appreciation rights with an exercise price of $53.36 and an expiration date of February 17, 2016.

(8)	Shares beneficially owned by Mr. Hartung include: 10,681 shares jointly owned by Mr. Hartung and his spouse; 148 shares beneficially owned by his minor children; 31,700 shares underlying vested stock appreciation rights with an exercise price of $102.65 and an expiration date of February 20, 2015; and 27,800 shares underlying vested stock appreciation rights with an exercise price of $53.36 and an expiration date of February 17, 2016. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.

(9)	Shares beneficially owned by Mr. Blessing include 14,000 shares underlying vested stock appreciation rights with an exercise price of $102.65 and an expiration date of February 20, 2015.

(10)	Does not reflect 13,600 performance shares held by Mr. Crumpacker, the performance conditions on which were satisfied in October 2010 but which remain subject to time-based vesting until January 2012. These shares count as shares owned for purposes of our executive officer stock ownership guidelines, but are not considered beneficially owned under the applicable SEC rules described above.

(11)	Shares beneficially owned by Messrs. Baldocchi, Charlesworth, Flanzraich and Flynn and Ms. Friedman include 2,083 shares underlying unvested restricted stock units, which are deemed to be beneficially owned because each director is retirement-eligible and the vesting of the awards accelerates in the event of the director’s retirement.

(12)	Shares beneficially owned by Mr. Baldocchi include 100,473 shares owned jointly by Mr. Baldocchi and his spouse.

(13)	Shares beneficially owned by Ms. Friedman include 4,000 shares held by a revocable trust of which Ms. Friedman is a co-trustee.

(14)	See Notes (5) through (13).

PROPOSAL A

ELECTION OF TWO DIRECTORS

Our Board of Directors has seven members divided into three classes. Each director serves a three year term and will continue in office until a successor has been elected and qualified, subject to the director’s earlier resignation, retirement or removal from office. The current term of office of our Class III directors will end at this year’s annual meeting of shareholders. The current term of office of our Class I directors will end at the annual meeting in 2012 and the term of our Class II directors will end at the annual meeting in 2013.

John S. Charlesworth and Montgomery F. Moran are currently serving as Class III directors and are the nominees for election as directors to serve for a three year term expiring at the 2014 annual meeting of shareholders. Each of the nominees was nominated by the Board upon the recommendation of the Nominating and Corporate Governance Committee, and has consented to serve if elected. If any nominee is unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote for other candidates in accordance with their judgment. We are not aware of any reason why the nominees would not be able to serve if elected.

The two nominees receiving a plurality of votes cast at the meeting will be elected as Class III directors. Abstentions, withheld votes and broker non-votes will not be treated as a vote for any particular director and will not affect the outcome of the election of directors.

The Board of Directors recommends a vote FOR the election of Messrs. Charlesworth and Moran as Class III directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Biographical Information

The following is biographical information about each of the two nominees and each other current director, including a description of the experience, qualifications and skills that have led the Board to determine that each director should serve on the Board. The respective current terms of all directors expire on the dates set forth below or until their successors are elected and have qualified.

Class III directors whose terms expire at the 2011 annual meeting of shareholders and who are nominees for terms expiring at the 2014 annual meeting		Age	Director Since
John S. Charlesworth	Mr. Charlesworth is currently the sole owner/member of Hunt Business Enterprises LLC and EZ Street LLC, which own commercial properties and own and operate car care facilities. Before retiring in 2000, Mr. Charlesworth worked for McDonald’s for 26 years. He served as a Senior Vice President in Southeast Asia from April 1995 to July 1997. His international experience included strategic planning and risk assessment for the growth and development of McDonald’s across Southeast Asia, as well as serving as the McDonald’s partner representative to seven Southeast Asian joint ventures. Most recently he served as President of the Midwest Division of McDonald’s USA from July 1997 to December 2000. His experience with McDonald’s included responsibility for managing a large and diverse employee workforce similar in many ways to Chipotle’s, and also gave him a detailed knowledge of restaurant operations, site selection and related matters. He also has developed strong financial acumen through his experience at McDonald’s as well as running his own business interests. He holds a Bachelor of Science degree in business, majoring in economics, from Virginia Polytechnic Institute.	64	1999

Class III directors whose terms expire at the 2011 annual meeting of shareholders and who are nominees for terms expiring at the 2014 annual meeting		Age	Director Since
Montgomery F. (Monty) Moran	Mr. Moran is our Co-Chief Executive Officer. He was appointed to this position on January 1, 2009, after serving as President and Chief Operating Officer since March 2005. Mr. Moran previously served as chief executive officer of the Denver law firm Messner & Reeves, LLC, where he was employed since 1996, and as general counsel of Chipotle. His experience as our general counsel from the time we had only a few restaurants through our growth to several hundred restaurants at the time he joined us, has given him an in-depth knowledge and understanding of every aspect of our business. His legal experience ran from trial and employment matters to real estate and other transactional matters, as well as general corporate counseling. As a result he has an outstanding skill set in such areas as risk management and crisis handling, and also is thoroughly familiar with management personnel throughout our organization. He also was the visionary and creator of our Restaurateur program and other aspects of instilling a culture of high performers throughout Chipotle, and his leadership in this area has been critical to our success. Mr. Moran holds a Bachelor of Arts degree in communications from the University of Colorado and a J.D., cum laude, from Pepperdine University.	44	2006

Class I directors whose terms expire at the 2012 annual meeting of shareholders		Age	Director Since
Steve Ells	Mr. Ells founded Chipotle in 1993. He is Co-Chief Executive Officer and was appointed Chairman of the Board in 2005. Prior to launching Chipotle, Mr. Ells worked for two years at Stars restaurant in San Francisco. Mr. Ells’s vision – that food served fast doesn’t have to be low quality and that delicious food doesn’t have to be expensive – is the foundation on which Chipotle is based. This visionary thinking has led to Chipotle accomplishing great things, from growing from a single restaurant to over 1,000 in just 17 years, to serving more naturally-raised meat than any other restaurant company. This thinking has also resulted in Mr. Ells remaining a principal driving force behind making our company innovative and striving for constant improvement, and he continues to provide important leadership to our executive officers, management team, and Board of Directors. He is also one of the largest individual shareholders of our company. Mr. Ells graduated from the University of Colorado with a Bachelor of Arts degree in art history, and is also a 1990 Culinary Institute of America graduate.	45	1996

Class I directors whose terms expire at the 2012 annual meeting of shareholders		Age	Director Since
Patrick J. Flynn	Mr. Flynn has been retired since January 2, 2001. Prior to retiring in 2001, Mr. Flynn spent 39 years at McDonald’s where he held a variety of executive and management positions, most recently as Executive Vice President responsible for strategic planning and acquisitions. From his background as a senior-level restaurant industry executive, Mr. Flynn developed strong capabilities in guiding corporate strategy, and tremendous knowledge of the operational aspects of the restaurant business as well. He also has past experience as a director of a publicly-held financial institution, and this experience, as well as his background in analyzing financial statements of businesses he has led and companies he has considered for acquisition, have given him strong financial analysis skills as well.	68	1998

Class II directors whose terms expire at the 2013 annual meeting of shareholders		Age	Director Since
Albert S. Baldocchi	Mr. Baldocchi has been self-employed since 2000 as a financial consultant and strategic advisor for a variety of privately-held companies, with a specialization in multi-unit restaurant companies. His extensive involvement with restaurant companies over a period of 17 years has given Mr. Baldocchi an in-depth knowledge of restaurant company finance, operations and strategy. He also has considerable experience with high-growth companies in the restaurant industry and in other industries, and his experience as a senior investment banker at a number of prominent institutions, including Morgan Stanley, Solomon Brothers and Montgomery Securities helped him develop tremendous capabilities in accounting and finance as well. Mr. Baldocchi holds a Bachelor of Science degree in chemical engineering from the University of California at Berkeley and an MBA from Stanford University.	57	1997

Class II directors whose terms expire at the 2013 annual meeting of shareholders		Age	Director Since
Neil W. Flanzraich	Mr. Flanzraich has been a private investor since February 2006. From 1998 through its sale in January 2006 to TEVA Pharmaceuticals Industries, Ltd., he served as Vice Chairman and President of IVAX Corporation, an international pharmaceutical company. From 1995 to 1998, Mr. Flanzraich served as Chairman of the Life Sciences Legal Practice Group of Heller Ehrman LLP, a law firm, and from 1981 to 1994, served in various capacities at Syntex Corporation, a pharmaceutical company. Mr. Flanzraich’s past executive experience helped him develop outstanding skills in leading and managing strong teams of employees, and in oversight of the growth and financing of businesses in a rapidly-evolving market. His legal background also is valuable to us in the risk management area, and Mr. Flanzraich brings to us extensive experience serving as an independent director of other public and privately-held companies. He is a director of Continucare Corporation (NYSE Amex:CNU), Equity One Inc. (NYSE:EQY), and BELLUS Health Inc. (TSX:BLUS). Mr. Flanzraich was a director of Javelin Pharmaceuticals, Inc. until July 2010, a director of RAE Systems, Inc. until March 2009, a director of IVAX Diagnostics, Inc. until April 2006, and a director of IVAX Corporation until January 2006. Mr. Flanzraich received an A.B. from Harvard College and a J.D. from Harvard Law School.	67	2007

Darlene J. Friedman	Prior to retiring in 1995, Ms. Friedman spent 19 years at Syntex Corporation where she held a variety of management positions, most recently as Senior Vice President of Human Resources. While at Syntex Corporation, Ms. Friedman was a member of the corporate executive committee and the management committee, and was responsible for the analysis, recommendation and administration of the company’s executive compensation programs and worked directly with the compensation committee of Syntex’s board. This experience and Ms. Friedman’s talent in these areas are invaluable in connection with her service as a director and as a member of our Compensation Committee. Ms. Friedman holds a Bachelor of Arts degree in psychology from the University of California at Berkeley and an MBA from the University of Colorado.	67	1995

The Board of Directors held four meetings in 2010 and acted by written consent three times. All directors attended at least 75 percent of the meetings of the Board and of committees of which they were members during 2010. The Board has requested that each member of the Board attend our annual shareholder meetings absent extenuating circumstances, and all directors attended the 2010 annual meeting of shareholders.

A Majority of our Board Members are Independent

Our Board of Directors, under direction of the Nominating and Corporate Governance Committee, reviews the independence of our directors to determine whether any relationships, transactions or arrangements involving any director or any family member or affiliate of a director may be deemed to compromise the director’s independence from us, including under the independence standards contained in the rules of the NYSE. Based on that review, in March 2011 the Board determined that none of our directors have any relationships, transactions or arrangements that would compromise their independence, except Messrs. Ells and Moran, our Co-Chief Executive Officers. In particular, the Board determined that the registration rights granted to Mr. Baldocchi and Ms. Friedman, as described below under “Certain Relationships and Related Party Transactions,” and payments of $500 per semester to Mr. Flanzraich’s son, a college student, as part of a marketing program we maintain on college campuses throughout the country, do not constitute material relationships that would create material conflicts of interest or otherwise compromise the independence of Messrs. Baldocchi or Flanzraich or Ms. Friedman in attending to their duties as directors. Accordingly, the Board concluded that each director other than Messrs. Ells and Moran qualifies as an independent director.

Committees of the Board

Our Board of Directors has three standing committees: (1) the Audit Committee, (2) the Compensation Committee, and (3) the Nominating and Corporate Governance Committee, each composed entirely of persons the Board has determined to be independent as described above, and for members of the Audit Committee, under the definition included in SEC Rule 10A-3(b)(1). Each committee operates pursuant to a written charter adopted by our Board of Directors which sets forth the committee’s role and responsibilities and provides for an annual evaluation of its performance. The charters of all three standing committees are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

Audit Committee

In accordance with its charter, the Audit Committee acts to (a) oversee the integrity of our financial statements, system of internal controls, risk management and compliance with legal and regulatory requirements, and (b) provide an open avenue of communication among our independent auditors, accountants, internal audit and financial management. The committee’s responsibilities include review of the qualifications, independence and performance of the independent auditors, who report directly to the Audit Committee. The committee retains, determines the compensation of, evaluates, and when appropriate replaces our independent auditors and pre-approves audit and permitted non-audit services provided by our independent auditors. The Audit Committee has adopted the “Policy Relating to Pre-Approval of Audit and Permitted Non-Audit Services” under which audit and non-audit services to be provided to us by our independent auditors are pre-approved. This policy is summarized on page 33 of this proxy statement.

The Audit Committee is required to establish procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees who have provided information or expressed concern regarding questionable accounting or auditing practices. The committee also fulfills the oversight function of the Board with respect to risk management, as described under “Corporate Governance—Role of the Board of Directors in Risk Oversight.” The committee may retain independent advisors at our expense that it considers necessary for the completion of its duties.

The Audit Committee held nine meetings in 2010. The members of the Audit Committee are Messrs. Baldocchi (Chairperson), Charlesworth and Flanzraich. Our Board of Directors has determined that all of the Audit Committee members meet the enhanced independence requirements required of audit committee members by regulations of the SEC, and are financially literate as defined in the listing standards of the NYSE. The Board has further determined that Mr. Baldocchi qualifies as an “Audit Committee Financial Expert” as defined in SEC regulations.

No member of the Audit Committee served on more than three audit or similar committees of publicly held companies, including Chipotle, in 2010. A report of the Audit Committee is found under the heading “Audit Committee Report” on page 32.

Compensation Committee

The Compensation Committee oversees our executive compensation policies and programs. In accordance with its charter, the committee determines the compensation of our Co-Chief Executive Officers based on an evaluation of their performance, and has also approved the compensation level of our other executive officers following an evaluation of their performance and recommendation by the Co-Chief Executive Officers. The manner in which the committee makes determinations as to the compensation of our executive officers is described in more detail below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Overview of Executive Compensation Determinations.”

The Compensation Committee charter also grants the committee the authority to: review and make recommendations to the Board with respect to the establishment of any new incentive compensation and equity-based plans; review and approve the terms of written employment agreements and post-service arrangements for executive officers; review our compensation programs generally to confirm that those plans provide reasonable benefits to us; recommend compensation to be paid to our outside directors; review disclosures to be filed with the SEC and distributed to our shareholders regarding executive compensation and recommend to the Board the filing of such disclosures; assist the Board with its functions relating to our compensation and benefits programs generally; and other administrative matters with regard to our compensation programs and policies. The committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the committee, except where such delegation is not allowed by legal or regulatory requirements.

The Compensation Committee has also been appointed by the Board to administer our Amended and Restated 2006 Stock Incentive Plan, and the 2011 Stock Incentive Plan if it is approved at the annual meeting, and to make awards under the plans, including as described below under “Executive Officers and Compensation—Compensation Discussion and Analysis—Components of Compensation—Long-Term Incentives.” The committee has in some years, including 2010, delegated its authority under the plan to our executive officers to make grants to non-executive officer level employees, within limitations specified by the committee in its delegation of authority.

The Compensation Committee retains outside executive compensation consulting firms to provide the committee with advice regarding compensation matters and to conduct an annual review of our executive compensation programs. For 2010 the committee worked with Compensation Strategies, Inc. on executive compensation matters. Compensation Strategies also occasionally works with our senior human resources staff to provide us with advice on the design of our company-wide compensation programs and policies and other matters relating to compensation, in addition to working with the committee on executive compensation matters. All of the fees paid to Compensation Strategies during 2010 were in connection with the firm’s work on executive compensation matters on behalf of the committee. Compensation Strategies was retained pursuant to an engagement letter with the Compensation Committee, and the committee considers the firm to have sufficient independence from our company and executive officers to allow it to offer objective advice.

The Compensation Committee held five meetings in 2010 and acted by written consent three times. The members of the committee are Ms. Friedman (Chairperson) and Mr. Flynn. A report of the Compensation Committee is found under the heading “Executive Officers and Compensation—Compensation Discussion and Analysis—Compensation Committee Report” on page 45.

There are no relationships between the members of our Compensation Committee and our executive officers of the type contemplated in the SEC’s rules requiring disclosure of “compensation committee interlocks.” Neither member of the committee is our employee and neither of them has ever been an officer of our company. The Board has determined that each of them qualifies as a “Non-Employee Director” under SEC Rule16b-3 and as an “Outside Director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. Neither member of the committee nor any organization of which either member of the committee is an officer or director received any payments from us during 2010, other than the payments disclosed under “—Compensation of Directors” below. See “Certain Relationships and Related Party Transactions” for a description of agreements we have entered into with members of the committee.

Nominating and Corporate Governance Committee

The responsibilities of the Nominating and Corporate Governance Committee include recommending to the Board improvements in our corporate governance principles, periodically (at least annually) reviewing the adequacy of such principles, and recommending to the Board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The Nominating and Corporate Governance Committee identifies and reviews the qualifications of, and recommends to the Board, (i) individuals to be nominated by the Board for election to the Board by our shareholders at each annual meeting, (ii) individuals to be nominated and elected to fill any vacancy on the Board which occurs for any reason (including increasing the size of the Board) and (iii) appointments to committees of the Board.

The committee periodically reviews the size, composition and organization of the Board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the Board regarding retirement age, resignation or removal of a director, independence requirements, frequency of Board meetings and terms of directors. The committee also reviews the nomination by our shareholders of candidates for election to the Board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the annual evaluation of the performance of the Board and its committees and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Nominating and Corporate Governance Committee held four meetings in 2010. The members of the committee are Mr. Flynn (Chairperson) and Ms. Friedman.

Director Compensation

Directors who are also employees of Chipotle do not receive compensation for their services as directors. Directors who are not employees of Chipotle receive an annual retainer of $135,000, of which $50,000 is paid in cash and $85,000 is paid in restricted stock units representing shares of common stock, based on the closing price of the stock on the grant date, which is the date of our annual shareholders meeting each year. Each director who is not an employee of Chipotle also receives a $2,000 cash payment for each meeting of the Board of Directors he or she attends and $1,500 for each meeting of a committee of the Board of Directors he or she attends ($750 in the case of telephonic attendance at an in-person committee meeting). Annual cash retainers are paid to the chairperson of each committee of the Board of Directors as follows: $20,000 for the Audit Committee Chairperson, $10,000 for the Compensation Committee Chairperson, $7,500 for the Nominating and Corporate Governance Committee Chairperson, and $3,000 for the chairperson of any other committee established by the Board of Directors unless otherwise specified by the Board. Directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meetings. We have also adopted a requirement that each non-employee director is expected to own Chipotle common stock with a market value of five times the annual cash retainer within five years of the director’s appointment or election to the Board. All directors met this requirement as of December 31, 2010. Unvested restricted stock units received as compensation for Board service count as shares owned for purposes of this requirement.

The compensation of each of our independent directors in 2010 is set forth below.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Albert S. Baldocchi	$91,500	$85,076	$176,576
John S. Charlesworth	$71,500	$85,076	$156,576
Neil W. Flanzraich	$71,500	$85,076	$156,576
Patrick J. Flynn	$79,000	$85,076	$164,076
Darlene J. Friedman	$79,500	$85,076	$164,576

(1)	Reflects the grant date fair value under FASB Topic 718 of restricted stock units representing 599 shares of common stock, granted to each non-employee director on June 8, 2010. The restricted stock units were valued at $142.03 per share, the closing price of our common stock on the grant date, and vest on the third anniversary of the grant date subject to the director’s continued service as a director through that date. Vesting accelerates in the event of the retirement of a director who has served for a total of six years (including any breaks in service), or in the event the director leaves the Board following certain changes in control of Chipotle. Directors may elect in advance to defer receipt upon vesting of the shares underlying the restricted stock units. Each director held 2,083 unvested restricted stock units as of December 31, 2010.

CORPORATE GOVERNANCE

Our Board of Directors has adopted a number of policies to support our values and provide for good corporate governance, including our Corporate Governance Guidelines, which set forth our principles of corporate governance; our Board committee charters; the Chipotle Mexican Grill Code of Conduct, which applies to all Chipotle officers, directors and employees; and separate Codes of Ethics for our directors, our Co-Chief Executive Officers and our Chief Financial Officer/principal accounting officer. The Corporate Governance Guidelines, Code of Conduct, and each of the Codes of Ethics are available on the Investors page of our corporate website at www.chipotle.com under the Corporate Governance link.

If we make any substantive amendment to, or grant a waiver from, a provision of the Code of Conduct or our Codes of Ethics that apply to our executive officers, we will satisfy the applicable SEC disclosure requirement by promptly disclosing the nature of the amendment or waiver on the Investors page of our website at www.chipotle.com under the Corporate Governance link.

Chairman of the Board

Mr. Ells, our founder and Co-Chief Executive Officer, also serves as Chairman of the Board. The Chairman of the Board presides at all meetings of the Board and exercises and performs such other powers and duties as may be periodically assigned to him in that capacity by the Board or prescribed by our bylaws. We believe it is not only appropriate but also important for Mr. Ells to serve as Chairman in addition to serving as Co-Chief Executive Officer. As the founder of our company, he has since our inception been the principal architect of our corporate strategy and vision, and continues to be a primary driving force to keep our company innovative and striving for constant improvement. The Board believes that its oversight responsibilities can be most effectively fulfilled if the Board is led by that same driving force, and also believes that it is appropriate for Mr. Ells to lead the Board due to his being one of the largest individual shareholders of our company.

Lead Director

Mr. Baldocchi has served as the Lead Director since December 2006. The Board believes that maintaining a Lead Director position held by an independent director ensures that our outside directors remain independent of management and provide objective oversight of our business and strategy. The Lead Director chairs Board meetings during any sessions conducted as executive sessions without employee members of management being present, and also consults with the Chairman, the Co-Chief Executive Officers and the Chief Financial Officer on business issues and with the Nominating and Corporate Governance Committee on Board management. Mr. Baldocchi’s term as Lead Director was renewed in December 2009 by all of the independent directors, upon recommendation of the Nominating and Corporate Governance Committee.

How to Contact the Board of Directors

Any shareholder or other interested party may contact the Board of Directors, including the Lead Director or the non-employee directors as a group, or any individual director or directors, by writing to the intended recipient(s) in care of Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attention: Corporate Secretary. Any communication to report potential issues regarding accounting, internal controls and other auditing matters will be directed to the Audit Committee. Our corporate Secretary or general counsel will review and sort communications before forwarding them to the addressee(s), although communications that do not, in the opinion of the Secretary or our general counsel, deal with the functions of the Board or a committee or do not otherwise warrant the attention of the addressees may not be forwarded.

Executive Sessions

Non-management directors met in executive session without management at the end of each regularly-scheduled Board meeting during 2010. Mr. Baldocchi, as Lead Director, chaired the non-employee executive sessions of the Board held during 2010. The Board expects to conduct an executive session limited to non-employee Board members at each regularly-scheduled Board meeting during 2011, and independent directors may schedule additional sessions in their discretion.

At regularly-scheduled meetings of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, executive sessions are generally held at the end of each meeting, with only the committee members or the committee members and their advisors present, to discuss any topics the committee members deem necessary or appropriate.

Director Nomination Process

The Nominating and Corporate Governance Committee is responsible for establishing criteria for nominees to serve on our Board, screening candidates, and recommending for approval by the full Board candidates for vacant Board positions and for election at each annual meeting of shareholders. The committee’s policies and procedures for consideration of Board candidates are described below. Messrs. Charlesworth and Moran, the nominees for election as directors at this year’s annual meeting, were recommended to the Board as nominees by the Nominating and Corporate Governance Committee.

The committee considers candidates suggested by its members, other directors, senior management and shareholders. The committee is authorized under its charter to retain, at our expense, search firms, consultants, and any other advisors it may deem appropriate to identify and screen potential candidates. The committee may also retain a search firm to evaluate and perform background reviews on director candidates, including those recommended by shareholders. Any advisors retained by the committee will report directly to the committee.

Candidate Qualifications and Considerations

The committee seeks to identify candidates of high integrity who have a strong record of accomplishment and who display the independence of mind and strength of character necessary to make an effective contribution to the Board and to represent the interests of all shareholders. Candidates are selected for their ability to exercise good judgment and to provide practical insights and diverse perspectives. In addition to considering the Board’s and Chipotle’s needs at the time a particular candidate is being considered, the committee considers candidates in light of the entirety of their credentials, including:

•	Their integrity and business ethics;

•	Their strength of character and judgment;

•	Their ability and willingness to devote sufficient time to Board duties;

•	Their potential contribution to the diversity and culture of the Board;

•	Their educational background;

•	Their business and professional achievements and experience and industry background, particularly in light of our principal business and strategies;

•	Their independence from management, including under requirements of applicable law and listing standards; and

•	Relevant provisions of our Corporate Governance Guidelines.

These factors may be weighted differently depending on the individual being considered or the needs of the Board at the time. We do not have a particular policy regarding the diversity of nominees or Board members; rather, the Nominating and Governance Committee believes that diversity (whether based on factors commonly associated with diversity such as race, gender, national origin, religion or sexual orientation or identity, or on broader principles such as diversity of perspective and experience) is one of many elements to be considered in evaluating a particular candidate.

Consideration of Shareholder-Recommended Candidates and Procedure for Shareholder Nominations

Shareholders wishing to recommend candidates for consideration by the committee must submit to our corporate Secretary the following information: a recommendation identifying the candidate, including the candidate’s contact information; a detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving on our Board; and a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence. Candidates recommended by shareholders for consideration will be evaluated in the same manner as any other candidates, as described below under “Candidate Evaluation Process,” and in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations.”

Under our bylaws, shareholders may also nominate candidates for election as a director at our annual meeting. To do so, a shareholder must comply with the provisions of our bylaws regarding shareholder nomination of directors, including compliance with the deadlines described under “Other Business and Miscellaneous—Shareholder Proposals and Nominations for 2012 Annual Meeting—Bylaw Requirements for Shareholder Submission of Nominations and Proposals” on page 57.

Candidate Evaluation Process

The committee initially evaluates candidates in view of the qualifications and factors identified above under “Candidate Qualifications and Considerations,” and in doing so may consult with the Chairman, the Lead Director, other directors, senior management or outside advisors regarding a particular candidate. The committee also takes into account the results of recent Board and Board committee self-evaluations and the current size and composition of the Board, including expected retirements and anticipated vacancies. In the course of this evaluation, some candidates may be eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other reasons. Following the initial evaluation, if one or more candidates were deemed worthy of further consideration, the committee would arrange for interviews of the candidates. To the extent feasible, candidates would be interviewed by the Chairman, the Co-Chief Executive

Officers and a majority of committee members, and potentially other directors as well. The results of these interviews would be considered by the committee in its decision to recommend a candidate to the Board. Those candidates approved by the Board as nominees are named in the proxy statement for election by the shareholders at the annual meeting (or, if between annual meetings, one or more nominees may be elected by the Board itself if needed to fill vacancies, including vacancies resulting from an increase in the number of directors).

Policies and Procedures for Review and Approval of Transactions with Related Persons

We recognize that transactions in which our executive officers, directors or principal shareholders, or family members or other associates of our executive officers or directors or principal shareholders, have an interest may raise questions as to whether those transactions are consistent with the best interests of Chipotle and our shareholders. Accordingly, our Board has adopted written policies and procedures requiring the Audit Committee to approve in advance, with limited exceptions, any transactions in which any person or entity in the categories named above has any material interest, whether direct or indirect, unless the value of all such transactions in which a related party has an interest during a year total less than $10,000. We refer to such transactions as “related person transactions.” Current related person transactions to which we are a party are described on page 56.

A related person transaction will only be approved by the Audit Committee if the committee determines that the related person transaction is beneficial to us and the terms of the related person transaction are fair to us. No member of the Audit Committee may participate in the review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

Role of the Board of Directors in Risk Oversight

While our executive officers and various other members of management are responsible for the day-to-day management of risk, the Board of Directors exercises an oversight role with respect to risk issues facing our company, principally through considering risks associated with our company strategy as part of its oversight of our overall strategic direction, as well as delegation to the Audit Committee of the responsibility for evaluating enterprise risk issues. Under the terms of its charter, the Audit Committee discusses with management, our internal auditors and our independent auditors our major risk exposures, whether financial, operating or otherwise, as well as the adequacy and effectiveness of steps management has taken to monitor and control such exposures (including, for instance, our internal control over financial reporting). The Audit Committee’s oversight of risk management includes its review each year of an annual risk assessment conducted by our internal audit department, which functionally reports to the Audit Committee. The Audit Committee also recommends from time to time that key identified risk areas be considered by the full Board, and individual Board members also periodically ask the full Board to consider an area of risk. In those cases the Board considers the identified risk areas at its regularly-scheduled meetings, including receiving reports from and conducting discussions with the appropriate management personnel.

The Board believes our current leadership structure facilitates its oversight of risk by combining independent leadership through the Lead Director, independent Board committees, and majority independent Board composition, with an experienced Chairman and Co-Chief Executive Officer and additional Co-Chief Executive Officer with intimate knowledge of our business, industry and challenges. The Co-Chief Executive Officers’ in-depth understanding of these matters and levels of involvement in the day-to-day management of Chipotle allow them to promptly identify and raise key risks to the Board, call special meetings of the Board when necessary to address critical issues, and focus the Board’s attention on areas of concern. This is effectively balanced by the independent oversight of the Lead Director, independent Board committees, and independent directors as a whole, who can objectively assess the risks identified by the Board or by management as well as management’s effectiveness in managing such risks.

PROPOSAL B

APPROVAL OF THE CHIPOTLE MEXICAN GRILL, INC.

2011 STOCK INCENTIVE PLAN

Introduction

The 2011 Stock Incentive Plan (referred to in this section as the “Stock Incentive Plan”) was adopted by our Board on March 16, 2011, subject to approval by our shareholders at the annual meeting. The Stock Incentive Plan is substantially the same as our Amended and Restated 2006 Stock Incentive Plan (referred to in this section as the “Prior Stock Plan”), except in the following respects:

1.	The total number of shares of common stock available for issuance under the Stock Incentive Plan will be 3,360,000, of which 960,000 shares were authorized for issuance under the Prior Stock Plan;

2.	For purposes of counting the shares remaining available under the Stock Incentive Plan, each share issuable in respect of full value awards such as restricted stock, restricted stock units and performance shares will count as two shares used, whereas each share underlying a stock appreciation right or stock option will count as one share used;

3.	The maximum number of shares that may be covered by awards under the Stock Incentive Plan to any single participant in any fiscal year will be 700,000;

4.	There will be no limit on the number of shares that may be granted under the Stock Incentive Plan in the form of full-value awards, such as restricted stock, restricted stock units and performance shares (but subject to the limits imposed by the criteria reflected in items 1 through 3 above);

5.	The Stock Incentive Plan will prohibit the committee from allowing stock options awarded under the plan from being transferred for value, subject to certain limited exceptions;

6.	The Stock Incentive Plan expands the list of performance measures specified for purposes of qualifying compensation payable under the plan as “performance-based” for purposes of Section 162(m);

7.	The Stock Incentive Plan provides that awards under the plan will be recoverable under any recoupment policy we adopt or other agreement or arrangement we have with a participant, or under any right or obligation we may have regarding the clawback of “incentive-based compensation” under SEC regulations or other applicable law;

8.	The date after which we will no longer make awards under the Stock Incentive Plan will be March 16, 2021; and

9.	Certain other administrative differences as reflected in Appendix A.

A copy of the Stock Incentive Plan is attached to this proxy statement as Appendix A, and this discussion is qualified in its entirety by reference to the full text of the plan.

The Stock Incentive Plan is intended to replace the Prior Stock Plan. Assuming the Stock Incentive Plan is approved at the annual meeting, we intend not to make any further awards under the Prior Stock Plan, and future compensation awards of or denominated in shares of our common stock will all be made under the Stock Incentive Plan.

Description of the Stock Incentive Plan

The significant features of the Stock Incentive Plan are described below.

The purpose of the Stock Incentive Plan is to promote our interests and the interests of our shareholders by providing our employees and our non-employee directors, who collectively are responsible for the management, growth and protection of our business, with incentives and rewards to encourage them to continue in our service.

The Stock Incentive Plan is designed to meet this purpose by providing these employees and eligible non-employee directors with a proprietary interest in pursuing our long-term growth, profitability and financial success.

Eligible Participants and Types of Awards

The Stock Incentive Plan provides for the grant of non-qualified and incentive stock options and other stock-based awards to our employees and non-employee directors. Awards under the plan may be settled in cash or in shares or other property pursuant to the terms of the relevant award. All of our employees, who currently number approximately 26,800, are eligible to participate under the Stock Incentive Plan.

Shares Available for Awards and Individual Award Limits

The Stock Incentive Plan authorizes awards representing up to 3,360,000 shares of common stock, including 960,000 shares available for issuance but not issued under the Prior Stock Plan. Of those shares, the maximum number of shares that may be covered by “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, may not exceed 3,000,000. The maximum number of shares that may be covered by awards granted under the plan to any single participant in any calendar year is 700,000 shares.

Each share underlying a stock option or stock appreciation right awarded under the Stock Incentive Plan will be counted against the maximum share limitation described above as one share. Each share subject to full-value awards such as restricted stock, restricted stock units and performance shares will be counted against the maximum share limitation as two shares. Shares covered by awards will only be counted as used to the extent they are actually issued and delivered to a participant (or a participant's permitted transferees). Accordingly, if shares are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to us, any portion of the shares forfeited, cancelled or returned will be treated as not issued pursuant to the plan.

Shares covered by awards granted pursuant to the Stock Incentive Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger will not count as used under the Stock Incentive Plan for these purposes.

The plan prohibits repricing of awards or substitution of awards for previously-granted awards unless such repricing or substitution is approved by our shareholders. Substitution of awards denominated in full value shares in a manner that provides no additional benefits to the participant is permitted under the plan.

Administration

The Compensation Committee will administer the Stock Incentive Plan, and will from time to time designate those persons who will be granted awards and the amount, type and other terms and conditions of such awards. As administrator of the plan, the committee will also have sole authority to interpret and construe any provision of the Stock Incentive Plan and the terms of any award issued under it and to adopt such rules and regulations for administering the plan as it deems necessary. Pursuant to this authority, on or after the date of grant of an award under the plan, the committee may (i) accelerate the date on which any award becomes vested, exercisable or transferable, as the case may be; (ii) extend the term of any award, including, without limitation, extending the period following a termination of a participant’s employment or service as a director during which any such award may remain outstanding; (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any award; or (iv) provide for the payment of dividends or dividend equivalents with respect to any award; provided that the committee will not have any such authority to the extent that the grant of such authority would cause any tax to become due under Section 409A of the Internal Revenue Code.

Notwithstanding the foregoing, the plan limits the triggers causing acceleration of awards under the plan to death, disability or retirement of the participant or a change in control as defined in the plan, provided, however, that this restriction is inapplicable to awards representing no more than 10% of the total shares authorized for issuance under the plan.

Under the Stock Incentive Plan, we expect to pay any amount payable with respect to an award in accordance with the terms of such award, provided that the committee may, in its discretion, defer the payment of amounts payable with respect to an award subject to and in accordance with the terms of any deferred compensation plans we may adopt from time to time.

Significant Features of Awards under the Plan

Stock Options

Each option granted under the Stock Incentive Plan will entitle the holder to purchase a specified number of shares of common stock. The exercise price of each option must be at least equal to 100% of the fair market value of a share on the date on which the option is granted. Options may have terms up to ten years and vesting periods as determined by the committee. Each option may be exercised in whole or in part; provided, however, that no partial exercise of an option may be for an aggregate exercise price of less than an amount determined by the committee from time to time. Each agreement evidencing the award of an option specifies the consequences with respect to such option of the termination of the employment, service as a director or other relationship between us and the participant. Unless otherwise specified in an award agreement for a particular option, unvested options vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the plan) within two years following a change in control (as defined in the plan).

Other Stock-Based Awards

The committee may grant equity-based or equity-related awards other than options in such amounts and subject to such terms and conditions as the committee determines. Each such award may, among other things, (i) involve the transfer of actual shares of common stock, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock; (ii) be subject to performance-based and/or service-based conditions; and (iii) be in the form of stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, deferred share units, share-denominated performance units or other full value stock awards. Unless otherwise specified in an award agreement for a particular award, unvested awards vest in full in the event of a participant’s termination without cause or resignation for good reason (as defined in the plan) within two years following a change in control (as defined in the plan).

As with stock options issued under the plan, stock appreciation rights awards must have a base price not less than 100% of the closing price of the common stock on the grant date, and no other equity based-award may have an expiration date greater than ten years from the grant date.

Performance-Based Compensation

The committee may grant awards under the Stock Incentive Plan that are intended to qualify under the requirements of Section 162(m) of the Internal Revenue Code as performance-based compensation. The performance goals upon which the payment or vesting of any award that is intended to so qualify depends (other than any option or stock appreciation right, which need not include performance goals to so qualify) may relate to one or more of the following performance measures: (i) revenue growth; (ii) cash flow; (iii) cash flow from operations; (iv) net income; (v) net income before equity compensation expense; (vi) earnings per share, diluted or basic; (vii) earnings per share from continuing operations, diluted or basic; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation, and amortization; (x) earnings from continuing operations; (xi) net asset turnover; (xii) inventory turnover; (xiii) capital expenditures; (xiv) income from operations; (xv) income from operations excluding non-cash related entries; (xvi) income from operations excluding non-cash adjustments; (xvii) income from operations before equity compensation expenses; (xviii) income from operations excluding equity compensation expense and lease expense; (xix) operating cash flow from operations; (xx) income before income taxes; (xxi) gross or operating margin; (xxii) restaurant-level operating margin; (xxiii) profit margin; (xxiv) assets; (xxv) debt; (xxvi) working capital; (xxvii) return on equity; (xxviii) return on net assets; (xxix) return on total assets; (xxx) return on capital; (xxxi) return on investment; (xxxii) return on revenue; (xxxiii) net or gross revenue; (xxxiv) comparable restaurant sales; (xxxv) new restaurant openings; (xxxvi) market share; (xxxvii) economic value added; (xxxviii) cost of capital; (xxxix) expense reduction levels; (xl) safety record; (xli) stock price; (xlii) productivity; (xliii) customer satisfaction; (xliv) employee satisfaction; and (xlv) total shareholder return.

Performance periods may be equal to or longer than, but not less than, one fiscal year of our company and its subsidiaries and may be overlapping. Within 90 days after the beginning of a performance period, and in any case before 25% of the performance period has elapsed, the committee may establish (i) performance goals and objectives for such performance period; (ii) target awards for each participant; and (iii) performance schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

The measurement of any performance measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in our company's audited financial statements, including the notes thereto. Any performance measure(s) may be used to measure our performance as a whole or the performance of any of our business units or any combination thereof, as the committee may deem appropriate, or any of the above performance measures as compared to the performance of a group of competitor companies, or a published or special index that the committee, in its sole discretion, deems appropriate.

Approval of the Stock Incentive Plan at the annual meeting will be deemed to include, among other things, approval of the eligibility of our executive officers and other employees to participate in the plan, the performance measures upon which awards intended to be performance-based compensation under Section 162(m) may be made, and the qualification of options and other awards granted under the plan as performance-based compensation for purposes of Section 162(m).

General Plan Provisions

The Stock Incentive Plan provides for an adjustment in the number of shares available to be issued under the plan, the number of shares subject to awards and the exercise prices of certain awards upon a change in our capitalization, a stock dividend or split, a merger or combination of shares and certain other similar events.

The Stock Incentive Plan also provides that participants may elect to satisfy certain federal income tax withholding requirements by remitting to us cash or, subject to certain conditions, shares or by instructing us to withhold shares payable to the participant.

Under the plan, options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution, except as permitted by the committee on a general or specific basis, and with certain limitations stated in the plan.

Our Board of Directors may at any time suspend or discontinue the Stock Incentive Plan or revise or amend it in any respect whatsoever, except that, to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval for any revision or amendment to be effective, the revision or amendment will not be effective without shareholder approval.

We will no longer make awards under the Stock Incentive Plan after March 16, 2021.

Tax Consequences of the Plan

The following summary sets forth the tax events generally expected for United States citizens under current United States federal income tax laws in connection with awards under the Stock Incentive Plan.

Stock Options

A participant will realize no taxable income, and we will not be entitled to any related deduction, at the time a stock option that does not qualify as an “incentive stock option” under the Internal Revenue Code is granted under the Stock Incentive Plan. At the time of exercise of such a non-qualified stock option, the participant will realize ordinary income, and we will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be taxed as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

For stock options that qualify for treatment as “incentive stock options” under the Internal Revenue Code, a participant will realize no taxable income, and we will not be entitled to any related deduction, at the time an incentive stock option is granted. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option, and we will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a participant will be a long-term capital gain or loss. We will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods. Except in the event of death, if shares acquired by a participant upon the exercise of an incentive stock option are disposed of by such participant before the expiration of the statutory holding periods, such participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. We will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. Such capital gain or loss will be long-term or short-term based upon how long the shares were held. The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option.

Stock Appreciation Rights; Performance Shares

Generally: (a) the participant will not realize income upon the grant of a stock appreciation right or performance shares; (b) the participant will realize ordinary income, and we will be entitled to a corresponding deduction, in the year cash or shares of common stock are delivered to the participant upon exercise of a stock appreciation right or in payment of the performance shares; and (c) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date of issuance. The federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance shares award are the same as described below with respect to a disposition of unrestricted shares.

Restricted and Unrestricted Stock; Restricted Stock Units

Unless the participant files an election to be taxed under Section 83(b) of the Internal Revenue Code: (a) the participant will not realize income upon the grant of restricted stock; (b) the recipient will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m), as described in Proposal B, for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restrictions have been removed or expire; and (c) the amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions are removed or expire. If the participant files an election to be taxed under Section 83(b), the tax consequences to the recipient will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions.

A participant will not realize income upon the grant of restricted stock units, but will realize ordinary income, and we will be entitled to a corresponding deduction (subject to the limitations of Section 162(m), as described in Proposal B, for grants of restricted stock subject only to time-based vesting and not including any performance conditions), when the restricted stock units have vested and been settled in cash and/or shares of our common stock. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of our common stock received on the date of issuance.

When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss, long-term or short-term, based upon how long the shares are held.

Withholding

The Stock Incentive Plan permits us to withhold from awards an amount sufficient to cover any required withholding taxes. In lieu of cash, the committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

New Plan Benefits

The specific individuals who will be granted any additional awards under the Stock Incentive Plan will be determined by the committee, subject to limits on the maximum amounts that may be awarded to any individual as described above. Accordingly, future awards to be received by or allocated to particular individuals under the Stock Incentive Plan are not presently determinable.

The Board of Directors recommends a vote FOR the approval of the 2011 Stock Incentive Plan.

PROPOSAL C

APPROVAL OF THE CHIPOTLE MEXICAN GRILL, INC.

EMPLOYEE STOCK PURCHASE PLAN

Introduction

Our Board of Directors believes that it is advisable to provide our employees the opportunity to participate in our growth and to align the interests of our employees with those of our shareholders by allowing employees to acquire an equity interest in our company. One common way to allow employees to invest in their employer is through a plan, such as the Employee Stock Purchase Plan (which we refer to in this section as the “Purchase Plan”), allowing employees to purchase company stock on a periodic basis through payroll deductions, often at a discount to the market price of the stock.

In May 2008, our shareholders approved our implementation of a plan substantially identical to the Purchase Plan. However, we did not implement that plan, and are now seeking approval of the Purchase Plan to satisfy tax and stock exchange requirements applicable to plans of this kind.

We have not made a final determination as to whether implementation of the Purchase Plan is appropriate, and our Board of Directors has not authorized implementation of the Purchase Plan. Our shareholders are requested in this Proposal C to approve the adoption of the Purchase Plan, which will allow us the flexibility to implement the Purchase Plan in the future should we determine that it is appropriate to do so.

Description of the Purchase Plan

The material features of the Purchase Plan are outlined below. The Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code and the regulations promulgated thereunder. The following description of the Purchase Plan is a summary only and is qualified in its entirety by reference to the Purchase Plan attached hereto as Appendix B.

Administration

If the Purchase Plan is approved and we elect to implement the Purchase Plan, we expect that the Board of Directors will appoint the Compensation Committee to administer the plan, to have the authority to interpret the plan, to prescribe, amend and rescind rules and regulations relating to the plan, and to make all other determinations necessary or advisable for administering the plan, which will be binding on all participants in the plan.

Stock Subject to Purchase Plan

The number of shares of our common stock reserved for issuance under the Purchase Plan, if implemented, is limited to 250,000 shares. The maximum number of shares that a participant may purchase during an exercise period is 1,000. No shares have yet been issued under the Purchase Plan.

Exercise Periods

Shares of our common stock will be offered under the Purchase Plan through a series of exercise periods initially of three months duration beginning on February 25, May 25, August 25 and November 25 of each calendar year. The exercise date of each exercise period will be the last trading day of the exercise period. The committee will have the authority to alter the duration of exercise periods. When an eligible employee elects to join an exercise period, he or she will be granted a purchase right to acquire shares of our common stock on the exercise date for such exercise period. On the exercise date, all payroll deductions collected from the participant will be automatically applied to the purchase of our common stock, subject to certain limitations. Any residual funds remaining, after all whole shares are purchased for any given offering period, shall remain in the Participant's account, and be carried over to the next exercise period, unless the participant withdraws from participation in the Purchase Plan or elects to withdraw his or her account balance.

Eligibility

Any person who has been employed by us for more than one year (or by any of our subsidiary companies designated by our Board) on the first day of an exercise period will be eligible to participate in that exercise period under the Purchase Plan, provided that the Committee may provide, at least five days in advance of any future exercise period, that the following employees may be excluded: (i) employees who have been employed less than 2 years; (ii) employees who work less than 20 hours per week; (iii) certain employees who are “highly compensated” as defined in applicable tax regulations; and (iv) certain other employees described in Section 423 of the Internal Revenue Code and related laws and regulations.

However, no employee will be eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our common stock (including any stock that such employee may purchase under all outstanding purchase rights and options). In addition, no employee will be granted an option to purchase common stock under the Purchase Plan to the extent that his or her rights to purchase common stock under the Purchase Plan accrue at a rate which exceeds $25,000 of the fair market value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time (or such lesser amount as is determined by the committee in its discretion).

As of March 31, 2011, approximately 11,400 of our employees were eligible to participate in the Purchase Plan if the plan is approved at the annual meeting and we choose to implement it at that time.

Participation in the Plan

Eligible employees will enroll in the Purchase Plan by delivering to us, prior to the date selected by the committee as the beginning of the offering period, an agreement authorizing payroll deductions of up to 15% of such employees' compensation during the exercise period.

Purchase Price

The purchase price per share at which shares of our common stock will be sold on the exercise date of each exercise period will initially be 95% of the fair market value per common share on the exercise date. The committee may change the purchase price at least 15 days in advance of any subsequent exercise period, but in no event will the purchase price be less than 85% of the fair market value per share of our common stock on that exercise date. As of March 30, 2011 the closing price of our common stock as reported on the NYSE was $272.20 per share.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares will be funded by payroll deductions accumulated over the exercise period. During an exercise period, a participant may change his or her rate of payroll deductions not more than twice during any exercise period. All payroll deductions made for a participant will be credited to his or her account under the Purchase Plan and deposited with our general funds.

Restrictions on Transfer of Purchase Rights and Purchased Shares

Purchase rights granted under the Purchase Plan will not be transferable and may be exercised only by the person to whom such right is granted.

The committee may provide, in its discretion, that if a participant purchases any shares on a exercise date for an exercise period, the shares will not initially be vested and shall vest upon such participant remaining employed by the Company for a period of time to be determined by the Committee, to the extent that such restrictions do not prevent the Purchase Plan from qualifying as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, an employee will be entitled to purchase shares on the exercise date for each exercise period using the amounts accumulated from such participant’s payroll deductions for that particular exercise period.

Withdrawal

Participants may withdraw from a given exercise period by delivering a notice of withdrawal and terminating their payroll deductions. Such withdrawal may occur at any time prior to the end of an exercise period. Upon such withdrawal, we will refund accumulated payroll deductions without interest to the employee, and such employee's right to participate in that offering will terminate. An employee who has withdrawn from the Purchase Plan shall not again be eligible to participate in the Purchase Plan prior to the beginning of the exercise period that commences at least 12 months from the date of withdrawal and the employee must submit a new enrollment agreement in order to again become a participant as of that date.

Termination of Employment

Purchase rights granted pursuant to any offering under the Purchase Plan will terminate immediately upon cessation of employment for any reason, and we will refund all accumulated payroll deductions to the terminated employee without interest.

Changes in Capitalization

In the event that there is any change to our outstanding common stock (whether by reason of reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like), appropriate adjustments will be made upon authorization of the committee in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any participant upon exercise of options granted under the Purchase Plan.

Effect of Certain Corporate Transactions

In the event of a proposed sale of all or substantially all of our assets, or the merger of the Company with or into another corporation, each option under the Purchase Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the exercise period then in progress by setting a new exercise date.

Termination and Amendment

The committee may terminate the Purchase Plan at any time. The committee may also amend the Purchase Plan at any time. We will get shareholder approval of any amendment if and to the extent required under Section 423 of the Internal Revenue Code, the Securities Exchange Act of 1934, or any other applicable law, regulation, or listing requirement.

Except as provided in the Purchase Plan, purchase rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without the consent of the employee to whom such purchase rights were granted.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423. Under such an arrangement, a participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were paid directly to the participants. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us upon either the grant or exercise of purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the exercise period in which such shares were acquired or within one year after the actual purchase date of those shares on the exercise date, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the exercise date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the beginning of the exercise period in which such shares were acquired and more than one year after the actual purchase date of those shares on the exercise date, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (i) the excess of the fair market value of the purchased shares at the time of disposition over the purchase price paid on the exercise date, or (ii) the excess of the fair market value of the purchased share on the first day of the exercise period over the purchase price for the purchased shares paid on the exercise date. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (i) the excess of the fair market value of the purchased shares at date of death over the purchase price paid on the exercise date, or (ii) the excess of the fair market value of the purchased share on the first day of the exercise period over the purchase price paid on the exercise date will constitute ordinary income in the year of death.

New Plan Benefits

Participation in the Purchase Plan, if we choose to implement it, will be voluntary. Accordingly, future awards to be received by or allocated to particular individuals under the plan are not presently determinable.

The Board of Directors recommends a vote FOR the approval of the Employee Stock Purchase Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents information regarding options and rights outstanding under our equity compensation plans as of December 31, 2010. All options/SOSARs reflected are options to purchase common stock.

	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(1)	(b) Weighted-Average Exercise Price of Outstanding Options and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (2)
Equity Compensation Plans Approved by Security Holders:
Amended and Restated 2006 Stock Incentive Plan	1,656,025	$82.56	1,550,387
Equity Compensation Plans Not Approved by Security Holders:
None.

(1)	Includes shares issuable in connection with performance share rights and non-employee director and employee restricted stock units. Performance shares will be issued only in the event of our achievement of performance criteria associated with the awards, and shares underlying restricted stock units will be issued only in the event of satisfaction of time-based vesting criteria. The weighted-average exercise price in column (b) includes the weighted-average exercise price of stock options and stock appreciation rights only.

(2)	In addition to being available for future issuance upon exercise of stock appreciation rights or stock options that may be granted after December 31, 2010, all of the shares available for grant under the Amended and Restated 2006 Stock Incentive Plan may instead be issued in the form of restricted stock, restricted stock units, performance shares or other equity-based awards.

PROPOSAL D

AN ADVISORY VOTE ON THE COMPENSATION OF OUR EXECUTIVE OFFICERS

AS DISCLOSED IN THIS PROXY STATEMENT

As required by the recent Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking you to cast an advisory vote on the compensation of our executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives you the opportunity to endorse or not endorse our executive compensation programs and policies and the compensation paid to our executive officers.

The say-on-pay vote is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Please read the “Executive Compensation” section of this proxy statement before determining how to vote on this proposal. As described in more detail in that section, and particularly under the heading “—Compensation Discussion and Analysis,” we believe our compensation programs emphasize performance and accountability while maintaining alignment with shareholder interests.

Our Compensation Committee, which is advised by an independent compensation consultant that does not perform other work for Chipotle, has structured and implemented executive compensation programs that encourage achievement of our core objectives, which we believe will build long-term shareholder value. During 2010, we grew significantly and generated extremely strong financial performance. Our achievement of both sales growth and total shareholder return for 2010 was at the 100th percentile of our industry peer group, and net income growth for 2010 was at the 73rd percentile. In addition, our sales growth in each of the past three years has been above the 90th percentile and our net income growth has been above the 70th percentile. Against that backdrop, we believe the compensation of our executive officers during 2010 was appropriate and well deserved.

Accordingly, our Board asks that you vote in favor of the following shareholder resolution:

“RESOLVED, that the compensation of the executive officers of Chipotle Mexican Grill, Inc. as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis section, compensation tables and related material in the company’s proxy statement, are hereby approved.”

The Board of Directors recommends a vote FOR the say-on-pay proposal.

PROPOSAL E

AN ADVISORY VOTE ON THE FREQUENCY WITH WHICH

WE WILL CONDUCT SAY-ON-PAY VOTES

In addition to requiring that we conduct a say-on-pay vote, the recent Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we ask you to cast an advisory vote on the frequency with which we will conduct future say-on-pay votes—every year, every two years, or every three years.

The vote on the frequency of future say-on-pay votes is advisory and therefore will not be binding on the Compensation Committee, the Board of Directors, or Chipotle. However, the Compensation Committee and Board will take the voting results into consideration when determining the frequency and timing of future say-on-pay votes. The Dodd-Frank Act requires that we conduct a say-on-pay vote at least once every three years, and a shareholder resolution in favor of holding a say-on-pay vote every three years would not prohibit us from holding such a vote on a more frequent basis if circumstances were to warrant it.

Please read the “Executive Compensation” section of this proxy statement before determining how to vote on this proposal. As described in more detail in that section, and particularly under the heading “—Compensation Discussion and Analysis,” our executive compensation programs emphasize performance and accountability while maintaining alignment with shareholder interests. To achieve those objectives, we focus on three year performance periods, both in assessing company performance in relation to our compensation decisions and in designing long-term incentives such as performance shares (which are designed with a targeted three year performance period) and SOSARs (which vest over a three year period). Therefore, we believe that holding a say-on-pay vote every three years best aligns with our approach to executive compensation. Holding a vote on a more frequent basis may also make it difficult for shareholders to assess any actions we take in response to a particular say-on-pay vote.

You are being asked to vote on a preference that we hold a say-on-pay vote every three years, two years or every year, or you may abstain from this vote.

The Board of Directors recommends a vote in favor of holding the advisory say-on-pay vote every THREE years.

PROPOSAL F

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has engaged Ernst & Young LLP as independent auditors to audit our consolidated financial statements for the year ending December 31, 2011 and to perform other permissible, pre-approved services. The committee has adopted a policy which sets out procedures that the committee must follow when retaining the independent auditor to perform audit, review and attest engagements and any engagements for permitted non-audit services. This policy is summarized below under “Policy for Pre-Approval of Audit and Permitted Non-Audit Services” and will be reviewed by the Audit Committee periodically, but no less frequently than annually, for purposes of assuring continuing compliance with applicable law. All fees paid to Ernst & Young LLP for the years ended December 31, 2010 and 2009 were pre-approved by the Audit Committee in accordance with this policy.

Ernst & Young LLP has served as our independent auditors since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

INDEPENDENT AUDITORS’ FEE

The aggregate fees and related reimbursable expenses for professional services provided by Ernst & Young LLP for the years ended December 31, 2010 and 2009 were:

Fees for Services	2010	2009
Audit Fees (1)	$517,140	$490,763
Audit-Related Fees (2)	1,995	1,995
Tax Fees (3)	—	75,000
All Other Fees	—	—

Total Fees	$519,135	$567,758

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered. Audit fees also include fees and expenses related to SEC filings, comfort letters, consents, comment letters and accounting consultations.

(2)	Represents fees for a subscription to an Ernst & Young online service used for accounting research purposes.

(3)	Represents fees paid for a meals and entertainment tax study.

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 31, 2010, the Audit Committee (i) reviewed and discussed with management our audited consolidated financial statements as of December 31, 2010 and for the year then ended; (ii) discussed with Ernst & Young LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T; (iii) received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee regarding independence; and (iv) discussed with Ernst & Young LLP their independence.

Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

The Audit Committee:

Albert S. Baldocchi, Chairperson

Neil W. Flanzraich

John S. Charlesworth

POLICY FOR PRE-APPROVAL OF AUDIT AND PERMITTED NON-AUDIT SERVICES

The Board of Directors has adopted a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to Chipotle by its independent auditors. This policy provides that the Audit Committee must pre-approve all audit, review and attest engagements and may do so on a case-by-case basis or on a class basis if the relevant services are predictable and recurring. Any internal control-related service may not be approved on a class basis, but must be individually pre-approved by the committee. The policy prohibits the provision of any services that the auditor is prohibited from providing under applicable law or the standards of the PCAOB.

Pre-approvals on a class basis for specified predictable and recurring services are granted annually at or about the start of each fiscal year. In considering all pre-approvals, the committee may take into account whether the level of non-audit services, even if permissible under applicable law, is appropriate in light of the independence of the auditor. The committee reviews the scope of services to be provided within each class of services and imposes fee limitations and budgetary guidelines in appropriate cases.

The committee may pre-approve a class of services for the entire fiscal year. Pre-approval on an individual service basis may be given or effective only up to six months prior to commencement of the services.

The committee periodically reviews a schedule of fees paid and payable to the independent auditor by type of covered service being performed or expected to be provided. Our Chief Financial Officer is also required to report to the committee any non-compliance with this policy of which he becomes aware. The committee may delegate pre-approval authority for individual services or a class of services to any one of its members, provided that delegation is not allowed in the case of a class of services where the aggregate estimated fees for all future and current periods would exceed $500,000. Any class of services projected to exceed this limit or individual service that would cause the limit to be exceeded must be pre-approved by the full committee. The individual member of the committee to whom pre-approval authorization is delegated reports the grant of any pre-approval by the individual member at the next scheduled meeting of the committee.

EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS

In addition to Steve Ells, our Chairman of the Board and Co-Chief Executive Officer, and Monty Moran, our Co-Chief Executive Officer, each of whose biographies are included under the heading “Information Regarding the Board of Directors,” our executive officers are as follows:

John R. (Jack) Hartung, 53, is Chief Financial Officer and has served in this role since 2002. In addition to having responsibility for all of our financial and reporting functions, Mr. Hartung also oversees IT, training, and safety, security and risk. Mr. Hartung joined Chipotle after spending 18 years at McDonald’s where he held a variety of management positions, most recently as Vice President and Chief Financial Officer of its Partner Brands Group. Mr. Hartung has a Bachelor of Science degree in accounting and economics as well as an MBA from Illinois State University.

Robert (Bob) N. Blessing Jr., 67, was appointed Chief Development Officer as of February 1, 2010. Mr. Blessing came to Chipotle in 1999 as a regional director, and opened our first restaurant in the Northeast region. His role expanded thereafter to include responsibility for additional markets, and from 2005 to 2008 he led our entire Northeast and Central regions. From May 2008 though February 1, 2010, he served as our Restaurant Support Officer, providing field support for our marketing as well as overseeing our five regional directors and our purchasing function. Before coming to Chipotle, he served in executive leadership roles at a number of food service and restaurant companies, including Vie de France Retail and Restaurant Bakery, Franchise Management Corporation (an Arby’s franchisee), and Thompson Hospitality (a contract food service company). Mr. Blessing has Bachelors and Masters degrees in business administration/economics from the University of Cincinnati.

Mark Crumpacker, 48, was appointed Chief Marketing Officer in January 2009. From December 2002 until December 2008 Mr. Crumpacker was Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, and prior to that served as creative director and in other leadership roles for a variety of design and media companies. Mr. Crumpacker attended the University of Colorado and received his B.F.A. from the Art College of Design in Pasadena, California.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the objectives and principles underlying our executive compensation programs, outlines the material elements of the compensation of our executive officers and explains the Compensation Committee’s determinations as to the actual compensation of our executive officers for 2010. In addition, this Compensation Discussion and Analysis is intended to put into perspective the tables and related narratives which follow it regarding the compensation of our executive officers.

Executive Summary

To make decisions regarding the compensation of our executive officers, the Compensation Committee of our Board of Directors considers company performance. Determinations of base salaries and long-term incentives awards for 2010 were made early in the year, and were formulated in light of our past performance, including in particular our extremely strong company performance during 2009. The compensation awarded included significant grants of SOSARs, which ensure that the executive officers will only be rewarded if we continue to achieve gains for our shareholders, and align executive and shareholder interests by granting our executive officers a meaningful share of the shareholder value created by our company over time. Our performance in 2010 also resulted in payouts under our Annual Incentive Plan that were well above target.

Our strong net income growth during 2009 and 2010 also resulted in achievement of the performance goal associated with performance shares awarded to the executive officers in 2008. As a result, those awards vested during October 2010, and new awards were made in December 2010. The new awards vest only if we achieve the performance goals established for the three-year performance period associated with the awards.

Additional detail regarding our executive compensation programs, policies and procedures, as well as the actual compensation of our executive officers in 2010, follows.

Compensation Philosophy and Objectives

Our philosophy with regard to the compensation of our employees, including our executive officers, is to reinforce the importance of performance and accountability at the corporate, regional and individual levels. We strive to provide our employees with meaningful rewards while maintaining alignment with shareholder interests, corporate values, and important management initiatives. In setting and overseeing the compensation of our executive officers, the Compensation Committee believes our compensation philosophy to be best effectuated by designing compensation programs and policies to achieve the following specific objectives:

•	Attracting, motivating, and retaining highly capable executives who are vital to our short- and long-term success, profitability, and growth;

•	Aligning the interests of our executives and shareholders by rewarding executives for the achievement of strategic and other goals that we believe will enhance shareholder value; and

•	Differentiating executive rewards based on actual performance.

The committee believes that these objectives are most effectively advanced when a significant portion of each executive officer’s overall compensation is in the form of at-risk elements such as incentive bonuses and long-term incentive-based compensation, which should be structured to closely align compensation with actual performance and shareholder interests.

The committee’s philosophy in structuring executive compensation rewards is that performance should be measured by comparing our company performance to market-wide performance in our industry, as well was subjectively evaluating each executive officer’s performance. See “—Overview of Executive Compensation Determinations—Market Data” below.

In structuring and approving our executive compensation programs, as well as policies and procedures relating to compensation throughout our company, the committee also considers risks that may be inherent in such programs, policies and procedures. The committee has determined that it is not likely that our compensation programs, policies and procedures will have a material adverse effect on our company.

Overview of Executive Compensation Determinations

In setting compensation for our executive officers, the committee begins with an assessment of our performance over the prior three years, focusing in particular on our growth and shareholder return in relation to other companies in our industry. This assessment is described in more detail below under “—Discussion of Executive Officer Compensation Decisions—Assessment of Company Performance.” In conjunction with its review of our performance, the committee also reviews each executive officer’s individual circumstances, including tally sheet information reflecting the cash and equity-based compensation paid to each executive officer in each year since the officer started work with us (or since 1998 in the case of Mr. Ells, our Chairman and Co-Chief Executive Officer), as well as the accumulated value of all cash and equity-based compensation awarded to each executive officer. The committee also conducts discussions with our Co-Chief Executive Officers regarding the performance of our other executive officers, and meets in executive sessions to discuss the performance of the Co-Chief Executive Officers. Those discussions, together with the committee’s review of each executive officer’s historical compensation and accumulated long-term incentive pay, allow the committee to make compensation decisions in light of each executive officer’s achievement and other circumstances.

The committee does not “benchmark” the compensation of any of our executive officers in the traditional sense. Rather, to supplement its review of each executive officer’s historical compensation and performance, the committee also refers to market data on executive compensation. From this data, the committee determines what it believes to be competitive market practice and approves individual compensation levels by reference to its assessment of market compensation, together with historical compensation levels, individual performance and other subjective factors.

The committee’s outside compensation consultant, Compensation Strategies, also provides input on compensation decisions, including providing comparisons to market levels of compensation as described below under “—Market Data.”

Market Data

The committee believes the investment community generally assesses our company performance by reference to other companies in the restaurant industry, and our management team and Board also reference such peer company performance in analyzing and evaluating our business. Accordingly, calibrating compensation by reference to our relative performance against, and levels of executive compensation at, companies in the restaurant industry allows for the most meaningful comparisons of our actual performance against our peers and of our executive compensation programs and practices against competitive market practice. The committee further believes that this ensures that compensation packages for our executive officers are structured in a manner rewarding superior operating performance and the creation of shareholder value.

The restaurant peer group used for these purposes is comprised of all publicly-traded companies in the Global Industry Classification Standard, or GICS, restaurant industry with annual revenues greater than $600 million, excluding McDonald’s Corporation due to its substantially greater size than us. At the time the committee made its initial executive compensation decisions for 2010 the companies included in the peer group were as follows: Bob Evans Farms, Inc., Brinker International, Inc., Burger King Holdings Inc., Carrols Restaurant Group, Inc., CEC Entertainment, Inc., The Cheesecake Factory Incorporated, CKE Restaurants, Inc., Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., Denny’s Corp., Domino’s Pizza Inc., Jack In The Box Inc., Landry’s Restaurants, Inc., O’Charley’s Inc., P.F. Chang’s China Bistro, Inc., Panera Bread Company, Papa Johns International Inc., Red Robin Gourmet Burgers, Inc., Ruby Tuesday, Inc., Sonic Corp., Starbucks Corporation, Steak N Shake Co., Texas Roadhouse Inc., Tim Horton’s Inc., Wendy’s/Arby’s Group, Inc. and Yum! Brands, Inc. The committee reviews the composition of the restaurant industry peer group periodically and will make adjustments to the peer group in response to changes in the size or business operations of companies in the peer group, other companies in the GICS restaurant industry, and us.

Data drawn from the restaurant peer group is adjusted by using regression analysis to eliminate variations in compensation level attributable to differences in size of the component companies. Compensation Strategies, the committee’s independent executive compensation consultant, performs this analysis.

Components of Compensation

The committee believes that by including in each executive officer’s compensation package incentive-based cash bonuses tied to individual performance and our financial and operating performance, as well as equity-based compensation where the reward to the executive is based on the value of our common stock, it can reward achievement of our corporate goals and the creation of shareholder value. Accordingly, the elements of our executive compensation are base salary, annual incentives, long-term incentives, and certain benefits and perquisites. The committee seeks to allocate compensation among these various components for each executive officer to emphasize pay-at-risk elements, consistent with market practice, in order to promote our pay-for-performance philosophy.

Base Salaries

We pay a base salary to compensate our executive officers for services rendered during the year, and also to provide them with income regardless of our stock price performance, which helps avoid incentives to create short-term stock price fluctuations and mitigates the impact of forces beyond our control such as general economic and stock market conditions. We do not have written employment agreements with any of our executive officers providing for any particular level of base salary. Rather, the committee reviews the base salary of each executive officer at least annually and adjusts salary levels as the committee deems necessary or appropriate, based on the recommendations of our Co-Chief Executive Officers for each of the other officers. Base salaries are typically adjusted during the first quarter of each year. Base salaries are administered in a range around the 50th percentile of the market, while also taking into account an individual’s performance, experience, development and potential, and internal equity issues. The committee anticipates that this range could extend from the 25th percentile and below for executive officers newer to their role, in a developmental period, or not meeting expectations, to the 90th percentile or higher for truly exceptional performers in critical roles who consistently exceed expectations.

The base salaries set for the executive officers for 2010 are discussed below under “—Discussion of Executive Officer Compensation Decisions—Base Salaries.”

Annual Incentives

We have designed, and the Compensation Committee oversees, an annual performance-based cash bonus program for all of our full-time regional and corporate employees, including our executive officers. We call this program our “Annual Incentive Plan,” or “AIP.” Bonuses under the AIP are based on the achievement of pre-established performance measures that the committee determines to be important to the success of our operations and financial performance, and therefore to the creation of shareholder value.

Early in each year, we set a target AIP bonus for each eligible employee, including approval by the committee of the target bonus for each executive officer. Consistent with our overall compensation policies and philosophy, target AIP bonuses as a percent of each executive officer’s base salary are set in a range around the 50th percentile of the market. Individual targeted amounts can also be increased or decreased based on individual considerations such as level of responsibility, experience and internal equity issues.

Following completion of our year-end financial statements and each executive officer’s annual performance evaluation, actual bonuses are determined by applying to each executive officer’s target bonus a formula that increases or decreases the payout amount based on performance against the AIP measures approved by the committee.

The committee may in some years also approve discretionary bonuses to reward particularly strong individual achievement or overall performance. In some years this is accomplished via a discretionary adjustment to the AIP terms at the time final payouts are determined, and in some years discretionary bonuses are determined outside the parameters of the AIP.

See “—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2010 AIP Payouts” below for a discussion of AIP bonuses for 2010.

Long-Term Incentives

We use long-term incentives as determined by the committee to be appropriate to motivate and reward our executive officers for superior levels of performance, to align the interests of the executive officers with those of the shareholders through the delivery of equity, and to add a retention element to the executive officers’ compensation. Eligibility for long-term incentives is generally limited to individuals who can have a substantial impact on our long-term success, as well as high potential individuals who may be moving into roles that may have a substantial impact.

Long-term incentive awards are made under our Amended and Restated 2006 Stock Incentive Plan, under which we are authorized to issue stock options, restricted stock or other equity-based awards denominated in shares of our common stock. The plan is administered by the Compensation Committee, and the committee makes grants directly to our executive officers, and is authorized to delegate the authority to make awards to employees other than the executive officers. The committee also sets the standard terms for awards under the plan each year.

The long-term incentive awards made in 2010 are described below under “—Discussion of Executive Officer Compensation Decisions—Stock Appreciation Rights Granted during 2010” and “—Performance Shares Granted during 2010.”

One portion of our long-term incentive awards consists of stock-only stock appreciation rights, or “SOSARs.” We believe SOSARs align the economic interests of our employees, including our executive officers, with those of our shareholders by reserving a portion of shareholder value creation for our employees. SOSARs also closely tie compensation to corporate performance because these awards do not offer value unless our stock price increases. We also believe that the terms the committee has set for our SOSARs strike an appropriate balance between rewarding our employees for building shareholder value and limiting the dilutive effect to our shareholders of our equity compensation programs. The committee’s decision in February 2008 to make awards of SOSARs rather than options was intended to further limit dilution to our existing shareholders. SOSARs require the issuance of fewer shares in respect of each award than do stock options, because only the shares representing the appreciation over the base price of the SOSARs are issued upon exercise, whereas upon the exercise of a stock option all of the shares subject to the option are issued. All options and SOSARs granted subsequent to our initial public offering, and all SOSARs we grant in the future, have or will have an exercise or base price equal to no less than the closing market price of our common stock on the date of the grant.

The other portion of each executive officer’s long-term incentive award consists of performance shares. Our first grant of performance shares was made in 2008, with a targeted three-year performance term. The performance shares granted in 2008 vested in October 2010. Additionally, the remaining unvested portion of the performance-contingent restricted stock awards originally made in 2007 vested during 2010 as well. See “Grants of Plan-Based Awards in 2010—Terms of 2010 Equity-Based Awards” and “Outstanding Equity Awards at December 31, 2010” below.

The committee’s policy is generally to make SOSAR grants only on an annual basis, within five business days following our public release of financial results for the previous year. SOSARs are granted outside of this annual award cycle only in exceptional circumstances, such as in the case of certain key hires. Future performance share awards will continue to be made in conjunction with the vesting or expiration of the previous performance share award. The committee may in exceptional circumstances determine to make additional equity awards at other times during the year.

Benefits and Perquisites

We provide our executive officers with access to the same benefits we provide all of our full-time employees. We also provide our officers with perquisites and other personal benefits that we believe are reasonable and consistent with our compensation objectives, and with additional benefit programs that are not available to all employees throughout our company.

Perquisites are generally provided to help us attract and retain top performing employees for key positions, and in some cases perquisites are designed to facilitate our executive officers bringing maximum focus to what we believe to be demanding job duties. In addition to the perquisites identified in notes to the Summary

Compensation Table below, we have occasionally allowed executive officers to be accompanied by a guest when traveling for business on an airplane chartered by us. Executive officers have also used airplanes that are available to us through our charter relationship for personal trips; in those cases the executive officer has fully reimbursed us for the cost of personal use of the airplane. Our executive officers are also provided with personal administrative services by company employees from time to time, including scheduling of personal appointments and performing personal errands. We believe that the perquisites we provide our executive officers are currently consistent with market practices, and are reasonable and consistent with our compensation objectives.

We have also established a non-qualified deferred compensation plan for our senior employees, including our executive officers. The plan allows participants to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. We believe this plan is an important retention and recruitment tool because it helps facilitate retirement savings and financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide a similar plan to their key employees.

Discussion of Executive Officer Compensation Decisions

Assessment of Company Performance

The committee generally sets the base salaries of, and makes long-term incentive awards to, the executive officers in February of each year. In making these decisions, the committee references our company performance primarily by comparing our sales growth, net income growth and total shareholder return over the preceding three-year period to the same measures for the restaurant peer group described above. In February 2010, the committee referred to these performance measures for the preceding three years, weighting 2009 performance at 50 percent, 2008 performance at one-third and 2007 performance at one-sixth. On that basis, the committee determined that our sales growth was at the 95th percentile of the peer group, our growth in net income was at the 88th percentile, and total return to our shareholders was at the 48th percentile. This assessment of company performance is only one factor used by the committee in making compensation decisions, as described in more detail below, but does play a significant role in the committee’s decision-making, consistent with our pay-for-performance philosophy. Because of our strong performance in 2009 and prior years relative to market-wide performance in our industry, the committee generally set compensation levels for our executive officers for 2010 in the upper end of the ranges that the committee believed to be appropriate for each executive officer.

Base Salaries

To set base salary levels for 2010 for our executive officers, the committee considered the existing base salary of each officer, as well as each officer’s contribution level and effectiveness in his role, and the range of base salaries at our peer companies. As a result of our strong performance in 2009 and prior years as compared to the restaurant peer group as described above under “—Assessment of Company Performance,” and additionally based on the committee’s subjective determinations as to each officer’s individual performance and contribution to our significant growth, the committee made a determination to increase each executive’s base salary. The committee set Mr. Ells’s 2010 base salary at $1,200,000, Mr. Moran’s at $1,000,000, Mr. Hartung’s at $520,000, Mr. Blessing’s at $350,000, and Mr. Crumpacker’s at $312,000. The difference in the base salaries of Mr. Moran and Mr. Ells is attributable to Mr. Moran serving in the office of Co-Chief Executive Officer only since the beginning of 2009, whereas Mr. Ells has served as Chief Executive Officer since our inception. The differences in salary between the Co-Chief Executive Officers and the other executive officers are attributable to the committee’s belief in the tremendous importance of strong leadership at the chief executive officer level as well as to the level of impact of the contributions made by the Co-Chief Executive Officers to our success.

The committee met in February 2011 to set base salaries for 2011 for our Co-Chief Executive Officers and to approve base salaries for 2011 for each other executive officer after considering the recommendations of the Co-Chief Executive Officers. Following review of the recommendations of the Co-Chief Executive Officers and their subjective evaluations of each officer’s performance during 2010, each executive officer’s historical compensation and potential future contributions, ranges of market compensation for each officer, and discussions with Compensation Strategies, the committee approved base salaries for 2011 of $561,600 for Mr. Hartung, $371,000 for Mr. Blessing, and $333,000 for Mr. Crumpacker. The committee also performed its own evaluation of the Co-Chief Executive Officers’ performance during 2010, and based on those evaluations and the other considerations set forth above set base salaries for 2011 of $1,300,000 for Mr. Ells and $1,100,000 for Mr. Moran.

Annual Incentives—AIP Structure

The formula to determine payouts under the AIP consists of a company performance factor, a team performance factor, and an individual performance factor, each stated as a percentage by which an executive officer’s target payout amount will be adjusted to determine actual cash bonuses. In most years, each of the company, team and individual performance factors could be adjusted downward to zero based on company, team or individual performance, which could result in no AIP bonuses being paid or an individual’s AIP bonus being significantly reduced. This ensures that AIP bonuses are not paid if our performance falls far short of our expectations, and avoids unduly rewarding employees not contributing to our success.

We include the company performance factor in the calculation to reward participating employees when our company performs well, which we believe focuses employees on improving corporate performance and aligns the interests of our employees with those of our shareholders. We include the team performance factor to promote teamwork and to provide rewards based on the areas of the company in which a participant can make the most impact. We include the individual performance factor to emphasize individual performance and accountability. Each of these components can reduce award levels when we, one of our “team” units, or an employee participating in the AIP don’t perform well, which further promotes accountability. We believe that as a whole, this structure results in the AIP rewarding our top performers, consistent with our goal of building shareholder value.

To determine the company and team performance factors for each year, during the first quarter of the year the committee approves targeted performance levels for a number of financial or operating measures (on a company-wide basis for the company performance factor and for each of our operating regions for the team performance factor), and key initiatives for improving our company during the year. The AIP formulas are structured so that achievement of the targeted financial and operating measures and achievement (as determined by the committee) of the key initiatives would result in company and team performance factors that would result in payout at the targeted bonus levels. Achievement above or below the targeted financial and operating measures, and over- or under-achievement of the key initiatives as subjectively determined by the committee, results in company and team performance factors that increase or decrease actual bonuses as compared to target, on a scale for each measure approved by the committee at the beginning of the year. The company and team performance factors to determine payouts are calculated after the conclusion of the year by referencing actual company and regional performance on each of the relevant financial and operating measures, and on the key initiatives, to the scales approved by the committee, with any adjustments that the committee deems to be appropriate to account for unforeseen factors during the year. The team performance factor for most corporate-level employees, including the executive officers other than the Chief Development Officer, is the average of the regional team performance factors, subject to adjustment based on other variables considered by the committee relating to our corporate employees. The team performance factor for our Chief Development Officer is based on company-wide measures established specifically for the development department.

The individual performance factor is a function of the individual employee’s performance rating for the year. The precise individual performance factor is set following completion of the employee’s performance review, within a range of percentages associated with the employee’s performance rating. The committee evaluates the performance of the Co-Chief Executive Officers to determine each of their individual performance factors, and approves individual performance factors for each other executive officer after considering recommendations from the Co-Chief Executive Officers, in each case based on a subjective review of each officer’s performance for the year.

The committee also sets maximums each year for the company, team and individual performance factors. The committee may, in its discretion, authorize a deviation from the parameters set for any particular performance factor in order to account for exceptional circumstances and ensure that AIP bonuses further the objectives of our compensation programs.

Annual Incentives—2010 AIP Payouts

The committee set the target annual AIP payouts during the first quarter of 2010, based in part by reference to the historical compensation of each executive officer, each officer’s performance during the year, and median target bonuses for comparable positions within the restaurant industry peer group. The AIP parameters were set to generally allow for maximum payouts equal to 204 percent of the target award, which the committee believes is adequate to reward achievement of outstanding results and motivate our employees to drive superior performance. The AIP parameters for development employees (including Mr. Blessing), which place a greater weight on team performance and allow for a higher team performance factor in recognition of the coordinated group effort needed to effectively drive strong new restaurant openings, were set to allow a maximum payout to Mr. Blessing of 285 percent of his target award.

For 2010, as with past years, the four measures the committee selected to be used in determining the company and team performance factors were income from operations (prior to accrual for AIP payouts), new restaurant average daily sales, comparable restaurant sales increases, and new restaurant weeks of operation. Targeted performance for each measure (which would result in no adjustment to the company performance factor) was set at $227.9 million for operating income, $3,889 for new restaurant average daily sales, comparable restaurant sales increases of 2.35 percent, and 2,824 new weeks of operation. Consistent with our pay-for-performance philosophy these targets represented stretch goals, the achievement of which would have generally resulted in our financial results exceeding the base-level forecast results in our 2010 operating plan and equaling or exceeding the full-year 2010 guidance we publicly issued to investors. Performance on operating income was weighted most heavily in the computation of the company performance factor, because we believe profitability is the most important measure of our success and driver of shareholder value.

In order to provide a strong incentive towards superior performance, the adjustment scales for the company performance factor were set such that overachievement against each goal would have resulted in upward adjustments at twice the rate at which similar levels of underachievement would have resulted in downward adjustments.

The targeted performance and adjustments for each of these measures on a regional level, other than new restaurant weeks of operation, were used to calculate the team performance factor for corporate-level employees as well, except that the team performance factor for development employees, including Mr. Blessing, was based on four company-wide measures specific to the development department. The regional performance targets and variance adjustments were set at the regional level consistent with the scales reflected above for the company performance factor. We do not disclose operating results on a region-by-region basis. The measures used for the development department’s team performance factor were new restaurant average daily sales and new weeks of operation (at the same target levels described above), as well as new restaurant development costs, which were targeted at $789,000, and a measure of the number of potential restaurant sites added to our pipeline. Disclosure of the targeted number of restaurant sites added to our pipeline would subject us to competitive harm. The performance target for this measure represents an expansion of our real estate pipeline to a level that would enable us to open restaurants at a higher rate than, and at a rate that we believe would allow our profit growth to exceed the profit growth of, our competitors. It would also represent an ability to capitalize on a relatively high percentage of the suitable restaurant sites that we believe become available in a given year. As such, we believe this target represented a challenge to our development team members, including Mr. Blessing, and although achievable, we believe meeting this target was substantially uncertain at the time it was set.

The key initiatives targeted for 2010 were developing great managers, developing outstanding crew, increasing effectiveness of field support staff, improving restaurant throughput, treasuring every customer, and development of our A model restaurants. The committee’s discretionary determination of our level of achievement against these initiatives results in specified adjustments to the company performance factor, though the impact of adjustments attributable to the key initiatives is designed to be less than the other metrics impacting the company performance factor.

As a result of our strong performance during 2010, we greatly exceeded the targeted operating income, comparable restaurant sales and new restaurant average daily sales performance levels. Performance on these measures was strong enough to greatly offset our performance below target on new restaurant weeks of operation. As a result, 2010 AIP bonuses throughout the company were based on a company performance factor at the capped level of 150 percent.

With regard to the team performance factor, the strong regional performance that led to our overachieving our goals at the company level also led to a team performance factor at the maximum level of 150 percent for corporate employees (including each executive officer other than Mr. Blessing), and 175 percent for corporate employees in our development group (including Mr. Blessing). The development team performance factor was higher due to our strong performance on restaurant development costs and new restaurant average daily sales, which are weighted more heavily in the AIP for development employees.

The committee determined the individual performance factor for each executive officer in view of the strong performance we achieved versus our goals and relative to our peers during 2010, and taking into account our continued restaurant growth and extraordinary growth in profitability in the midst of an operating environment for restaurant and other retail companies that remained uncertain. Using its subjective assessment of each executive’s performance and overall contributions to our results and to positioning us for continued success, the committee arrived at individual performance factors that were used to calculate the final AIP payouts.

To determine the final amount of 2010 AIP bonus payouts, each executive officer’s (and each other AIP participant’s) targeted bonus amount was multiplied by the 150 percent company performance factor to arrive at an adjusted targeted award amount. The adjusted targeted award amount was then adjusted based on the applicable team performance factor, which was weighted at 30 percent, and the applicable individual performance factor, which was weighted at 70 percent, except for Mr. Blessing, for whom as with all of our development employees the team factor was weighted at 60 percent and the individual factor was weighted at 40 percent. As a result of these calculations, total 2010 AIP bonus payouts to the executive officers were approximately 194 to 212 percent of targeted bonuses. The actual bonuses paid to the executive officers under the AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

Annual Incentives—2011 AIP Structure

At its meeting on February 11, 2011, the committee approved the parameters of the AIP for 2011, with the structure of the 2011 AIP remaining substantially the same as described above. The operating and financial performance targets and key initiatives to be used to determine the company and team performance factors for 2011 were set at or above the levels included in the internal projections we relied on in issuing publicly-stated guidance regarding our company performance expectations for 2011.

In addition, the committee reconfirmed the target AIP bonus for 2011 at 100 percent of base salary for Mr. Ells and Mr. Moran, 75 percent of base salary for Mr. Hartung, and 50 percent of base salary for Mr. Blessing and Mr. Crumpacker.

Long-Term Incentives—SOSAR Grants, Stock Vesting and Additional Performance Shares Granted during 2010

On February 16, 2010, the committee approved annual SOSAR grants to the executive officers as well as a broader population of key employees and top performers. The base price of the SOSARs is $103.79, the closing price of our common stock on the date the committee approved the grants. The SOSARs are subject to equal vesting on the second and third anniversaries of the grant date.

The committee based the number of SOSARs awarded to each executive officer on our outperformance of substantially all of the companies in the restaurant industry peer group on the basis of sales growth and our extremely strong performance as compared to the peer group with respect to net income growth (as described above under—“Assessment of Company Performance”), as well as on the committee’s review of each executive officer’s performance. The number of SOSARs granted to each executive officer was based on a calculated value of the awards, as well as the proportion of shareholder value creation to be retained by the executive officer team as compared to our shareholders as a whole, with the precise award levels varying to take into account the committee’s review of each executive officer’s performance for the prior year, the individual’s position, and the survey data on competitive market practice. As a result of the committee’s analysis, it approved awards of 150,000 SOSARs to Mr. Ells and Mr. Moran, 50,000 SOSARs to Mr. Hartung, 16,000 SOSARs to Mr. Blessing, and 13,000 SOSARs to Mr. Crumpacker.

Also in February 2010, unvested shares of performance-contingent restricted stock that were originally granted to each executive officer on May 21, 2008 (other than Mr. Crumpacker, who had not yet joined us at the time), vested in full. The shares of performance-contingent restricted stock represented a right to be issued shares of our common stock, subject to our achievement of cumulative aggregate operating income of $100 million from and after April 1, 2008. We achieved that goal in April 2009, and as a result the performance condition was satisfied and one-half of the awards vested at that time, with the remaining half being subject to time-based vesting that was satisfied on February 20, 2010. The number of shares received by each executive officer upon such vesting is reflected in the table titled “Options Exercised and Stock Vested in 2010” below.

Additionally, following conclusion of the third quarter of 2010, the performance goal underlying performance shares originally granted to each executive officer during 2008 (and to Mr. Crumpacker at the time he joined us in January 2009) was satisfied. Those performance shares represented a right to be issued a specified number of shares of common stock, subject to our achievement of cumulative aggregate operating income of $515 million from and after January 1, 2008 and on or prior to the quarter ended December 31, 2011, or in the case of Mr. Crumpacker, cumulative aggregate operating income of $385 million beginning January 1, 2009 in order to pro-rate the performance goal to account for Mr. Crumpacker’s start date. As a result of achievement of the performance goal, these performance shares vested in October 2010, except that Mr. Crumpacker’s shares remain subject to time-based vesting until January 1, 2012. The additional vesting condition on Mr. Crumpacker’s award was intended to ensure that the performance shares he received in connection with his joining Chipotle included a retention incentive for a significant period.

Following the vesting of the 2008 performance shares, the committee approved a new grant of performance shares to the executive officers in December 2010 to re-establish the longer-term incentive element of their compensation. The 2010 performance share grant represents the right to receive shares of common stock subject to achievement over the three year period beginning October 1, 2010 of specified levels of cumulative total cash flow from operations. Each executive may earn zero shares if cumulative total cash flow from operations over the performance period falls short of a threshold amount, and a stated number of shares based on achievement of cumulative total cash flow from operations at threshold, target and maximum levels. The number of shares potentially issuable under these awards to each executive officer is reflected in the Grants of Plan-Based Awards in 2010 table below, and the terms of the awards are described in more detail under “Grants of Plan-Based Awards in 2010—Terms of 2010 Equity-Based Awards—Performance Shares.” Disclosure of the threshold, target and maximum levels of cumulative total cash flow from operations underlying the performance share awards would subject us to competitive harm. The committee set performance levels that, to achieve threshold performance, will require some degree of growth in our business without a significant deterioration in margins, and that to achieve target or maximum performance will require strong revenue growth in conjunction with our generally maintaining the margins we’ve achieved over the past two years. Given that our revenue growth and margin achievement over the past two years has been at or near the top of our industry, the committee believes that achievement of the threshold level will require continued strong performance and is substantially uncertain, while achievement at either the target or maximum levels will require outstanding performance and therefore represent goals that are, to achieve target performance, challenging, and to achieve maximum performance, extremely challenging.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our executive officers. These guidelines are intended to ensure that our executive officers retain ownership of a sufficient amount of Chipotle stock to align their interests in a meaningful way with those of our shareholders. Alignment of our employees’ interests with those of our shareholders is a principal purpose of the equity component of our compensation program.

The ownership guidelines, reflected as a targeted number of shares to be owned, are presented below. The guidelines are reviewed for possible adjustment each year and may be adjusted by the committee at any time.

Position	# of shares
Co-Chief Executive Officers	50,000
Chief Financial Officer	10,625
Other executive officers	6,000

Shares underlying unvested restricted stock or restricted stock units count towards satisfaction of the guidelines. Executive officers who do not meet the guidelines are allowed five years to acquire the requisite number of shares to comply. All of our executive officers meet the stock ownership guidelines.

Tax and Other Regulatory Considerations

Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that compensation of more than $1,000,000 paid to the chief executive officer or to certain other executive officers of a public company will not be deductible for federal income tax purposes unless amounts above $1,000,000 qualify for one of several exceptions. The committee’s primary objective in designing executive compensation programs is to support and encourage the achievement of our company’s strategic goals and to enhance long-term shareholder value. For these and other reasons, the committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m). However, a substantial portion of each covered executive officer’s compensation remains deductable under Section 162(m).

We have implemented a 2006 Cash Incentive Plan as an umbrella plan under which the AIP bonuses are paid in order to ensure that we can deduct the amount of the payouts from our reported income under Section 162(m). Under the 2006 Cash Incentive Plan, the committee sets maximum bonuses for each executive officer and other key employees. If the bonus amount determined under the AIP for participants in the 2006 Cash Incentive Plan is lower than the maximum bonus set under the 2006 Cash Incentive Plan, the committee has historically exercised discretion to pay the lower AIP bonus rather than the maximum bonus payable under the 2006 Cash Incentive Plan. In instances where the committee has determined to pay bonuses in excess of those determined under the AIP, such additional bonuses were paid under the 2006 Cash Incentive Plan and, in combination with AIP bonuses, were less than the maximum bonuses fixed under the 2006 Cash Incentive Plan.

Code Section 409A

Section 409A of the U.S. tax code generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. The committee takes Section 409A into account in determining the form and timing of compensation paid to our executive officers.

Accounting Rules

Various rules under generally accepted accounting principles determine the manner in which we account for equity-based compensation in our financial statements. The committee may consider the accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB Topic 718) of alternative grant proposals when determining the form and timing of equity compensation grants to our executive officers. The accounting treatment of such grants, however, is not generally determinative of the type, timing, or amount of any particular grant of equity-based compensation the committee determines to make.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

The Compensation Committee.

Darlene J. Friedman, Chairperson

Patrick J. Flynn

SUMMARY COMPENSATION TABLE

The table below presents the total compensation we paid to each of our executive officers for services provided to us during the years presented. Amounts in the columns titled “Salary” and “Non-Equity Incentive Plan Compensation” include amounts deferred at the election of each executive officer and paid into one or more deferred compensation plans. Amounts in the columns titled “Stock Awards” and “Option Awards” reflect the grant date fair value of the identified stock-based compensation awards during the relevant year. Amounts in the column titled “Non-Equity Incentive Plan Compensation” were paid out (to the extent not deferred by the executive officer) under the AIP in March of the following year, including as described above under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—2010 AIP Payouts.”

Name and Principal Position	Year	Salary		Bonus(1)		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation(4)		All Other Compensation(5)		Total
Steve Ells Chairman and Co-Chief Executive Officer	2010 2009 2008	$ $ $	1,180,769 1,080,769 938,462	$ $	— 156,200 180,620	$ $	4,400,800 — 3,634,176	$ $ $	5,902,500 2,827,500 2,308,655	$ $ $	2,448,000 2,244,000 597,080	$ $ $	163,801 106,229 159,178	$ $ $	14,095,870 6,414,698 7,818,171

Monty Moran Co-Chief Executive Officer	2010 2009 2008	$ $ $	971,154 834,231 576,923	$ $	— 85,200 92,116	$ $	4,400,800 — 2,655,744	$ $ $	5,902,500 2,827,500 1,683,660	$ $ $	2,040,000 1,734,000 304,511	$ $ $	135,052 73,306 72,726	$ $ $	13,449,506 5,554,237 5,385,680

Jack Hartung Chief Financial Officer	2010 2009 2008	$ $ $	510,385 461,346 413,461	$ $	— 56,800 53,734	$ $	2,200,400 — 1,310,400	$ $ $	1,967,500 1,048,060 808,667	$ $ $	795,600 719,100 177,631	$ $ $	146,654 125,515 115,723	$ $ $	5,620,539 2,410,821 2,879,616

Bob Blessing(6) Chief Development Officer	2010 2009 2008	$ $ $	345,192 320,192 289,448	$	— — 24,379	$ $	605,110 — 480,480	$ $ $	629,600 452,400 357,144	$ $ $	370,286 322,969 72,516	$ $ $	98,415 107,411 77,834	$ $ $	2,048,603 1,202,972 1,301,801

Mark Crumpacker Chief Marketing Officer	2010 2009	$ $	309,692 288,462	$	— 250,000	$ $	605,110 850,680	$ $	511,550 377,000	$ $	301,860 282,375	$ $	78,273 128,763	$ $	1,806,485 2,177,279

(1)	Amounts under Bonus for 2009 for Mr. Ells, Mr. Moran and Mr. Hartung reflect discretionary bonuses paid to those officers in addition to their AIP bonus. Amount under Bonus for 2009 for Mr. Crumpacker reflects a hiring bonus paid in connection with his joining us as Chief Marketing Officer in January 2009. Amounts under Bonus for 2008 reflect the amount of 2008 AIP payouts to each executive officer attributable to discretionary adjustments made to the terms of the AIP for all employees.

(2)	Amounts under Stock Awards represent the grant date fair value under FASB Topic 718 of shares of performance shares awarded in 2008 (or in the case of Mr. Crumpacker, in January 2009), and in 2010 following the vesting of the performance shares awarded in 2008. The value reported is the full value of the award based on the closing price of our common stock on the date of grant. This amount is recognized as compensation expense over the service period under FASB Topic 718.

(3)	Amounts under Option Awards represent the grant date fair value under FASB Topic 718 of SOSARs awarded in the relevant year. See Note 6 to our financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K filed with the SEC on February 17, 2011, for descriptions of the methodologies and assumptions we use to value option awards and the manner in which we recognize the related expense pursuant to FASB ASC Topic 718.

(4)	Amounts under Non-Equity Incentive Plan Compensation represent the amounts earned under the AIP for the relevant year, as described under “Compensation Discussion and Analysis—Discussion of Executive Officer Compensation Decisions—Annual Incentives—AIP Structure” and “—2010AIP Payouts.”

(5)	Amounts under All Other Compensation for 2010 include the following:

•

Matching contributions we made on the executive officers’ behalf to the Chipotle Mexican Grill 401(K) plan as well as the Chipotle Supplemental Deferred Investment Plan, in the aggregate amounts of $143,239 for Mr. Ells, $111,614 for Mr. Moran, $49,456 for Mr. Hartung, and $26,932 for Mr. Blessing. See “Non-Qualified Deferred Compensation for 2010” below for a description of the Chipotle Supplemental Deferred Investment Plan.

•

Company car costs, which include the depreciation expense recognized on company-owned cars or lease payments on leased cars (in either case less employee payroll deductions), insurance premiums, and maintenance and fuel costs, or a monthly car allowance for officers who elect under the standard terms of our company-wide company car program to receive an allowance rather than a company car.

•

Housing costs, including monthly rent and utilities payments, of $31,056 for Mr. Hartung, $30,000 for Mr. Blessing, and $42,639 for Mr. Crumpacker, as well as payments for reimbursement of taxes payable in connection with this benefit totaling $19,692 for Mr. Hartung, $14,324 for Mr. Blessing and $18,608 for Mr. Crumpacker.

•	Commuting expenses, which include air fare, airport parking and ground transportation relating to travel between an officer’s home and our company headquarters, for Mr. Hartung and Mr. Blessing.

•	Term life insurance premium payments for each executive officer.

(6)	Mr. Blessing became Chief Development Officer in February 2010.

GRANTS OF PLAN-BASED AWARDS IN 2010

Name	Grant Date(1)	Award Description	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (# shares)	Target (# shares)	Maximum (# shares)
Steve Ells	2/16/10 2/16/10 12/28/10	SOSARs AIP Performance Shares	$0	$1,200,000	$2,448,000	10,000	20,000	40,000	150,000	$103.79	$ $	5,902,500 4,400,800
Monty Moran	2/16/10 2/16/10 12/28/10	SOSARs AIP Performance Shares	$0	$1,000,000	$2,040,000	10,000	20,000	40,000	150,000	$103.79	$ $	5,902,500 4,400,800
Jack Hartung	2/16/10 2/16/10 12/28/10	SOSARs AIP Performance Shares	$0	$390,000	$795,600	5,000	10,000	20,000	50,000	$103.79	$ $	1,967,500 2,200,400
Bob Blessing	2/16/10 2/16/10 12/28/10	SOSARs AIP Performance Shares	$0	$175,000	$498,750	1,375	2,750	5,500	16,000	$103.79	$ $	629,600 605,110
Mark Crumpacker	2/16/10 2/16/10 12/28/10	SOSARs AIP Performance Shares	$0	$156,000	$318,240	1,375	2,750	5,500	13,000	$103.79	$ $	511,550 605,110

(1)	Each executive officer was entitled to a cash award to be paid under our Amended and Restated 2006 Cash Incentive Plan, although as a matter of practice the Compensation Committee exercises discretion to pay each executive officer a lesser amount determined under the AIP as described under “Compensation Discussion and Analysis—Components of Compensation—Annual Incentives,” as adjusted in the committee’s discretion when determined to be appropriate. Amounts under Threshold reflect the terms of the AIP as approved at the beginning of 2010. Amounts under Target reflect the target AIP bonus, which would have been paid to the executive officer if each of the company performance factor, team performance factor and individual performance factor under the AIP had been set at 100 percent. Amounts under Maximum reflect the AIP bonus which would have been payable had each of the company performance factor, team performance factor and individual performance factor been at the maximum level. Actual AIP bonuses paid are reflected in the “Non-Equity Incentive Plan Compensation” column of the table labeled “Summary Compensation Table” above.

(2)	All equity awards are denominated in shares of common stock, and are granted under the Amended and Restated Chipotle Mexican Grill, Inc. 2006 Stock Incentive Plan.

(3)	See Note 6 to our financial statements for the year ended December 31, 2010, which are included in our Annual Report on Form 10-K filed with the SEC on February 17, 2011, for descriptions of the methodologies and assumptions we use to value SOSAR and performance share awards pursuant to FASB Topic 718. The grant date fair value of equity awards is included in the “Stock Awards” or “Option Awards” columns of the Summary Compensation Table for each executive officer for 2010.

Terms of 2010 Equity-Based Awards

SOSARs

Each SOSAR represents the right to receive shares of common stock in an amount equal to (i) the excess of the market price of the common stock at the time of exercise over the base price of the SOSAR, divided by (ii) the market price of the common stock at the time of exercise. The base price of the SOSARs, $103.79, was equal to the closing price of our common stock on the date the committee approved the grants, and the SOSARs are subject to vesting in equal amounts on the second and third anniversary of the grant date. Vesting of the SOSARs may also accelerate as described in the footnotes to the Equity Award Vesting table appearing below under “Potential Payments Upon Termination or Change-in-Control.” We filed the form of SOSAR Agreement for these grants as an exhibit to our Annual Report on Form 10-K filed on February 19, 2009.

Performance Shares

The 2010 performance shares represent the right to receive shares of common stock subject to achievement over the three year period beginning October 1, 2010 of specified levels of cumulative total cash flow from operations. Each executive may earn zero shares if cumulative total cash flow from operations over the performance period falls short of a threshold amount, or a stated number of shares based on achievement at threshold, target and maximum levels. Payout of the awards requires that the executive serve as our employee or as a non-employee member of our Board at all times from the grant date to the payout, subject to pro-rata payouts in the event the executive terminates service with us due to death, disability, or the executive’s retirement and the performance target is subsequently met prior to the expiration date. Vesting of the performance shares may also accelerate as described in the footnotes to the Equity Award Vesting Upon Termination table appearing below under “Potential Payments Upon Termination or Change-in-Control,” and in the text under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change-in-Control—Performance Shares.” We filed the form of Performance Share Agreement for these performance shares as an exhibit to our Annual Report on Form 10-K filed on February 17, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Steve Ells	—	90,500	(1)	$102.65	2/20/2015					10,000	(3)	$2,126,600	(4)
	—	150,000	(2)	$53.36	2/17/2016
	—	150,000	(5)	$103.79	2/16/2017
Monty Moran	—	66,000	(1)	$102.65	2/20/2015					10,000	(3)	$2,126,600	(4)
	—	150,000	(2)	$53.36	2/17/2016
	—	150,000	(5)	$103.79	2/16/2017
Jack Hartung	—	31,700	(1)	$102.65	2/20/2015					5,000	(3)	$1,063,300	(4)
	—	55,600	(2)	$53.36	2/17/2016
	—	50,000	(5)	$103.79	2/16/2017
Bob Blessing	—	14,000	(1)	$102.65	2/20/2015					1,375	(3)	$292,408	(4)
	—	24,000	(2)	$53.36	2/17/2016
	—	16,000	(5)	$103.79	2/16/2017
Mark Crumpacker	—	20,000	(2)	$53.36	2/17/2016	13,600	(6)	$2,892,176	(4)	1,375	(3)	$292,408	(4)
	—	13,000	(5)	$103.79	2/16/2017

(1)	SOSARs vested in full on February 20, 2011.

(2)	SOSARs vest in equal amounts on February 17, 2011 and 2012, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(3)	Represents shares issuable under the 2010 performance share awards, assuming achievement at the threshold level, as described above under “Terms of 2010 Equity Based Awards—Performance Shares.”

(4)	Based on the closing stock price of our common stock on December 31, 2010 of $212.66 per share.

(5)	SOSARs vest in equal amounts on February 16, 2012 and 2013, subject to potential accelerated vesting as described in the footnotes to the table below under “Potential Payments Upon Termination or Change-in-Control.”

(6)	Represents shares of common stock remaining unvested from a performance share award received January 5, 2009. Performance criteria underlying the award were satisfied in October 2010, but under the terms of the awards the shares remain subject to time-based vesting until January 1, 2012, subject to potential accelerated vesting as described below under “Potential Payments Upon Termination or Change-in-Control—Equity Award Vesting Upon Change-in-Control—Performance Shares.”

OPTION EXERCISES AND STOCK VESTED IN 2010

The following table provides summary information about stock options exercised by our executive officers during 2010 and performance shares which vested during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Steve Ells	80,000	$7,580,801	69,100	$10,406,425
Monty Moran	40,000	$5,878,854	45,400	$7,069,650
Jack Hartung	38,600	$4,637,869	25,000	$3,761,150
Bob Blessing	10,000	$1,424,267	5,500	$994,125
Mark Crumpacker	—	—	—	—

(1)	Based upon the amount by which the closing price of our common stock on the date of exercise exceeded the exercise price of the options.

(2)	Based upon the closing price of our common stock on the vesting dates.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2010

Our Supplemental Deferred Investment Plan permits eligible management employees who elect to participate in the plan, including our executive officers, to make contributions to deferral accounts once the participant has maximized his or her contributions to our 401(k) plan. Contributions are made on the participant’s behalf through payroll deductions from 1 percent to 50 percent of the participant’s monthly base compensation, which are credited to the participant’s “Supplemental Account,” and from 1 percent to 100 percent of awards under the AIP, which are credited to the participant’s “Deferred Bonus Account.” We also match contributions at the rate of 100 percent on the first 3 percent of compensation contributed and 50 percent on the next 2 percent of compensation contributed, provided, however, that we only match contributions to a participant’s Deferred Bonus Account if the participant contributes to his or her Supplemental Account. Amounts contributed to a participant’s deferral accounts are not subject to federal income tax at the time of contribution. Amounts credited to a participant’s deferral accounts fluctuate in value to track a variety of available investment choices selected by the participant (which may be changed by the participant at any time), and are fully vested at all times following contribution.

Participants may elect to receive distribution of amounts credited to either or both of the participant’s Supplemental Account or Deferred Bonus Account, in either (1) a lump sum amount paid from two to six years following the end of the year in which the deferral is made, subject to a one-time opportunity to postpone such lump sum distribution, or (2) a lump sum or installment distribution following termination of the participant’s service with us, with installment payments made in accordance with the participant’s election on a monthly, quarterly or annual basis over a period of up to 15 years following termination, subject to a one-time opportunity to change such distribution election within certain limitations. Distributions in respect of one or both of a participant’s deferral accounts are subject to federal income tax as ordinary income in the year the distribution is made.

Amounts credited to participants’ deferral accounts are un-funded, unsecured general obligations of ours to pay in the future the value of the accounts.

The table below presents contributions by each executive officer, and our matching contributions, to the Chipotle Supplemental Deferred Investment Plan during 2010, as well as each executive officer’s earnings under the plan and ending balances in the plan on December 31, 2010.

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
Steve Ells	$166,798	$133,439	$135,708	—	$757,147
Monty Moran	$213,710	$101,838	$65,696	—	$589,237
Jack Hartung	$469,794	$46,979	$21,318	—	$1,580,300
Bob Blessing	$58,035	$17,132	$14,557	—	$183,313
Mark Crumpacker	—	—	—	—	—

(1)	These amounts are reported in the Summary Compensation Table as part of each executive’s Salary for 2010.

(2)	These amounts are reported in the Summary Compensation Table as part of each executive’s All Other Compensation for 2010.

(3)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(4)	These amounts include amounts previously reported in the Summary Compensation Table as Salary or All Other Compensation for years prior to 2010 (ignoring for purposes of this footnote any investment losses on balances in the plan), in the following aggregate amounts: $382,407 for Mr. Ells, $235,536 for Mr. Moran, $987,918 for Mr. Hartung, and $85,040 for Mr. Blessing.

McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan

Prior to our separation from McDonald’s in October 2006, our executive officers and other key employees were permitted to participate in non-qualified deferred compensation plans maintained by McDonald’s. The McDonald’s Excess Non-Qualified Plan and Non-Qualified Supplemental Plan provide substantially similar benefits to participants as our Supplemental Deferred Investment Plan, except that the investment and distribution options in the McDonald’s plans are different than those in our plan. Effective with our separation from McDonald’s, our employees’ service with McDonald’s was deemed to have terminated, and the balances in these plans will be distributed in accordance with each participant’s distribution elections. Our employees are no longer permitted to contribute to these plans, but the balances remaining in the plans in respect of our executive officers are attributable in part to service as one of our employees.

The table below presents each executive officer’s aggregate earnings under and aggregate withdrawals from the McDonald’s plans during 2010, as well as each executive officer’s aggregate ending balances in the plans as of December 31, 2010.

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (2)
Steve Ells	—	—	$527	$13,052	$13,390
Jack Hartung	—	—	$84,822	$33,289	$1,556,161

(1)	These amounts are not reported as compensation in the Summary Compensation Table because none of the earnings are “above market” as defined in SEC rules.

(2)	These amounts include amounts previously reported in the Summary Compensation Table as Salary or All Other Compensation for 2006 (ignoring for purposes of this footnote any investment losses on balances in the plans), in the following aggregate amounts: $55,652 for Mr. Ells and $140,647 for Mr. Hartung.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

We have not entered into written employment, change-in-control, severance or similar agreements with any of our employees, including our executive officers. Accordingly, we do not have any written agreements requiring that we make post-employment severance payments to the executive officers in the event their employment terminates. In addition, payouts under the AIP are conditioned on the employee being employed as of the end of the year for which the payout relates. We have in the past paid severance to executives or other key employees who have left us, and we may negotiate individual severance arrangements with any executive officer whose employment with us terminates, depending on the circumstances of the executive’s termination.

The terms of the equity-based awards made to our executive officers do provide for post-employment benefits in certain circumstances. The table below reflects the dollar value, based on the closing price of our common stock on December 31, 2010, of the amount of each listed type of equity award which would have been realizable by each executive officer (including as a result of acceleration of vesting) had the executive’s employment terminated as of December 31, 2010 for the reasons identified in the table.

Potential Amounts Realizable Upon Termination Under Equity Awards

Name	Termination for Cause(1)	Termination Without Cause(1)	Voluntary Resignation Without Good Reason(2)	Voluntary Resignation with Good Reason(2)	Economic Termination(3)	Retirement(4)	Qualifying Termination Following Change in Control (5)	Death/ Disability(6)
Steve Ellis
Stock Options/ SOSARs (7)	—	—	—	—	$9,955,905	N/A	$50,181,405	$50,181,405
Performance Shares	—	—	—	—	—	N/A	$4,253,200	$12,760
Total	$0	$0	$0	$0	$9,955,905	N/A	$54,434,605	$50,194,165

Monty Moran
Stock Options/ SOSARs (7)	—	—	—	—	$7,260,660	N/A	$47,486,160	$47,486,160
Performance Shares	—	—	—	—	—	N/A	$4,253,200	$12,760
Total	$0	$0	$0	$0	$7,260,660	N/A	$51,739,360	$47,498,920

Jack Hartung
Stock Options/ SOSARs (7)	—	—	—	—	$3,487,317	$17,787,897	$17,787,897	$17,787,897
Performance Shares	—	—	—	—	—	$6,380	$2,126,600	$6,380
Total	$0	$0	$0	$0	$3,487,317	$17,794,277	$19,914,497	$17,794,277

Bob Blessing
Stock Options/ SOSARs (7)	—	—	—	—	$1,540,140	$7,105,260	$7,105,260	$7,105,260
Performance Shares	—	—	—	—	—	$1,914	$584,815	$1,914
Total	$0	$0	$0	$0	$1,540,140	$7,107,174	$7,690,075	$7,107,174

Mark Crumpacker
Stock Options/ SOSARs (7)	—	—	—	—	—	N/A	$4,601,310	$4,601,310
Performance Shares	—	—	—	—	—	N/A	$3,476,991	$1,923,935
Total	$0	$0	$0	$0	$0	N/A	$8,078,301	$6,525,245

(1)	In the event of termination for cause, as defined in the plan under which the award was granted, of the employment of the holder of an equity award, all unvested equity awards, as well as vested SOSARs, terminate immediately. “Cause” under our Amended and Restated 2006 Stock Incentive Plan generally means an award holder’s failure to perform his or her duties, willful misconduct or gross negligence, breach of fiduciary duties to us, unauthorized use of company information, or commission of a felony involving moral turpitude.

(2)	Under our Amended and Restated 2006 Stock Incentive Plan, “good reason” generally means a reduction in an employee’s responsibilities or pay, or a change by more than 30 miles in the location of an employee’s job.

(3)	In the event of termination as a result of a reduction in force, downsizing, technology changes, a reorganization, or adverse economic or business conditions, SOSARs granted in 2008 provided that any portion of such SOSARs scheduled to vest on or before the first anniversary of the termination date would have vested immediately and any remaining unvested portion of the award would have been terminated. Any such termination would constitute termination without cause under all other outstanding equity awards.

The 2008 SOSARs vested in full on February 20, 2011.

(4)	Certain outstanding equity awards provide that the holder is eligible for retirement when the employee reaches a combined age and years-of-service with us (and with McDonald’s Corporation unless there was a break in service prior to joining us from McDonald’s) of 70. Of the executive officers, only Mr. Hartung and Mr. Blessing are eligible for retirement.

In the event the employment with us of a holder of SOSARs terminates as a result of the holder’s retirement, provided we receive six months’ prior written notice of the retirement and the holder executes an agreement not to engage in any competitive activity with us for a period of at least two years following retirement, any SOSARs scheduled to vest on or before the third anniversary of the retirement date vest immediately and any remaining unvested SOSARs are terminated. Because our currently-outstanding SOSARs have a three year vesting term, all unvested SOSARs held by retirement-eligible employees would vest upon the holder’s retirement. SOSARs vested on or before the holder’s retirement remain exercisable for a period of three years following the holder’s retirement.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s retirement, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares as a result of the retirement of the retirement-eligible officers assumes that the performance shares actually paid out at target.

(5)	Our Amended and Restated 2006 Stock Incentive Plan provides that, unless otherwise specified for an award under the plan, if the employment of a holder of an award under the plan is terminated without cause or by the holder for good reason within two years following a change in control as defined in the plan (in either case a “qualifying termination”), the holder’s unvested awards will vest and become exercisable. This provision applies to SOSARs granted in 2008, and provides that such SOSARs will remain outstanding and exercisable for their full term.

A change in control would generally be deemed to occur under our Amended and Restated 2006 Stock Incentive Plan in the event any person or group acquires shares of our common stock representing greater than 25 percent of the combined voting power of our outstanding common stock, or in the event our current directors, or persons we nominate to replace current directors, do not constitute at least a majority of our Board, or in the event of certain mergers, liquidations, or sales of substantially all of our assets by us.

The award agreement for SOSARs granted in 2009 and 2010 provides that in the event of a change in control under the plan, unless the SOSARs are replaced with an award meeting the criteria described below under “–Equity Award Vesting Upon Change in Control,” the SOSARs immediately vest. One of the provisions required to be included in a replacement award in order to avoid vesting of the SOSARs immediately upon occurrence of a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, the award will vest.

The award agreement for our outstanding performance shares provides that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance shares remain outstanding and vesting will accelerate (with payout at target level performance) in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control. In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, unless the performance shares are replaced with an award meeting the criteria described below under “– Equity Award Vesting Upon Change in Control,” the performance shares immediately vest at target level performance. One of the provisions required to be included in a replacement award in order to avoid vesting of the performance shares immediately upon occurrence of such a change in control is that the replacement award must provide that if the employment of the holder is terminated without cause or due to death or disability of the holder, or by the holder for good reason, in each case as defined in our Amended and Restated 2006 Stock Incentive Plan, the award will vest.

(6)	In the event the employment with us of a holder of SOSARs terminates as a result of the holder’s death or disability (that is, a medically diagnosed permanent physical or mental inability to perform his or her job), all of the holder’s unvested SOSARs will vest and become immediately exercisable, and will remain outstanding and exercisable for a period of three years following the holder’s death or disability.

In the event the employment with us of a holder of performance shares terminates as a result of the holder’s death or disability, the performance shares will be paid out on the payout date, with the number of shares issuable to be based on actual performance over the performance period and pro-rated in an amount equal to the period of the holder’s service with us following the grant of the award as a percentage of the time period from the grant of the award until the end of the performance period. The amounts reflected in the table as realizable in respect of the performance shares as a result of the death or disability of each executive officer assumes that the performance shares actually paid out at target.

Additionally, the performance conditions on the performance shares issued to Mr. Crumpacker at the time he joined us in January 2009 have been satisfied but the award remains subject to time-based vesting expiring on January 1, 2012. The additional amount reflected for performance shares in this column for Mr. Crumpacker reflects the value of the pro-rated award issuable to him based on his service from his start date through December 31, 2010.

(7)	The dollar values reflected in the table are based on the excess of the closing price of our common stock on December 31, 2010 over the exercise price of the applicable SOSARs.

Equity Award Vesting Upon Change in Control

In addition to the provisions described above relating to equity-based awards for which vesting may accelerate in connection with a termination of the holder’s employment, our outstanding SOSARs and performance shares have provisions providing for the acceleration of vesting in connection with certain changes in control of Chipotle.

SOSARs

The award agreement for outstanding SOSARs provides that in the event of a change in control under our Amended and Restated 2006 Stock Incentive Plan, any unvested SOSARs will automatically vest as of the date of the change in control, unless the SOSARs are replaced with an award meeting the following criteria:

•	the replacement award must be denominated in securities listed on a national securities exchange;

•

the replacement award must have a value equal to the SOSARs being replaced, including an aggregate exercise or base price equal to the aggregate base price of such SOSARs, an aggregate spread equal to the aggregate spread of such SOSARs as determined immediately prior to the relevant change in control, and a ratio of exercise price or base price to the fair market value of the securities subject to such replacement award that is equal to the ratio of base price of such SOSARs to the price of our common stock at the time of the change in control;

•

the vesting date(s) of the replacement award must be the same as the vesting date(s) of the performance-contingent restricted stock, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or upon the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of a change in control under the plan as of December 31, 2010, if SOSARs outstanding on that date were not replaced with replacement awards meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of that date:

Executive Officer	Value of Vested Award
Steve Ells	$50,181,405
Monty Moran	$47,486,160
Jack Hartung	$18,787,897
Bob Blessing	$7,105,260
Mark Crumpacker	$4,601,310

Performance Shares

The award agreement for our outstanding performance share awards provide that in the event of a change in control under the plan that also constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” under applicable U.S. Treasury Regulations, the performance share awards remain outstanding and vesting will only accelerate in the event the employment of the holder is terminated without cause or by the holder for good reason within two years following the change in control.

In the event of a change in control under the plan that also constitutes a “change in the ownership of a corporation” or a “change in the ownership of a substantial portion of a corporation’s assets” under applicable U.S. Treasury Regulations, the performance share awards immediately vest unless they are replaced with an award meeting the following criteria:

•	the replacement award must consist of securities listed on a national securities exchange;

•

the replacement award must have a value equal to the value of the unvested performance share assuming the target level of performance, calculated as if each unvested share were exchanged for the consideration (including all stock, other securities or assets, including cash) payable for one share of common stock in the change in control transaction;

•

the vesting date of the replacement award must be September 30, 2012, subject to full acceleration of vesting of the replacement award in the event that the holder’s employment is terminated by the surviving or successor entity without cause or by the holder for good reason, in each case as defined in the plan, or the holder’s employment terminates due to the holder’s medically diagnosed permanent physical or mental inability to perform his or her job duties; and

•

the replacement award must provide for immediate vesting upon any transaction with respect to the surviving or successor entity (or parent or subsidiary company thereof) of substantially similar character to a change in control as defined in the plan, or the securities constituting such replacement award ceasing to be listed on a national securities exchange.

In the event of such a change in control under the plan as of December 31, 2010, if the outstanding performance share awards were not replaced with a replacement award meeting the criteria specified above, the executive officers would have had vesting accelerated on awards with the following dollar values as of that date:

Executive Officer	Value of Vested Award
Steve Ells	$4,253,200
Monty Moran	$4,253,200
Jack Hartung	$2,126,600
Bob Blessing	$584,815
Mark Crumpacker	$3,476,991	(1)

(1)	In addition to the performance share award described above, Mr. Crumpacker also holds an award of performance shares issued at the time he joined us in January 2009, on which the performance criteria have been satisfied but which remain subject to time-based vesting. The terms regarding change of control are substantially the same as described above, except that the number of shares underlying such award is fixed, such that the replacement award described above must have a value equal to the value of the number of shares underlying the award (rather than the number of shares assuming target level performance as described in the second bullet above), and the vesting date for such award must have been March 1, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and holders of greater than 10 percent of our outstanding common stock to file initial reports of their ownership of our equity securities and reports of changes in ownership with the SEC. Based solely on a review of the copies of such reports furnished to us and written representations from our officers and directors, we believe that all Section 16(a) filing requirements were complied with on a timely basis in 2010.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with ANGR Holdings, LLC

We have agreed to be the prize sponsor for the network television program “America’s Next Great Restaurant.” In that capacity we have made agreed to make cash contributions totaling $2.3 million to ANGR Holdings, LLC, the entity that will operate the restaurants to be awarded as a prize on the program, in exchange for an equity interest in the entity. We have also agreed to provide a variety of corporate and administrative services to the entity in connection with its operations. Our founder, Chairman and Co-Chief Executive Officer, Steve Ells, serves as a judge on the America’s Next Great Restaurant program, and as part of the terms of his involvement with the program is a co-investor in ANGR Holdings. We intend to purchase Mr. Ells’s interest in ANGR Holdings from Mr. Ells during 2011 for $220 thousand, the amount of the cash contribution originally made by Mr. Ells.

Agreements with Sequence LLC

Mark Crumpacker, our Chief Marketing Officer, served as Creative Director for Sequence, LLC, a strategic design and marketing consulting firm he co-founded in 2002, prior to joining us in January 2009. Sequence provided us with a variety of marketing consulting services during 2010 under a master services agreement, and we expect to continue to work with Sequence during 2011. Sequence has issued Mr. Crumpacker a promissory note in connection with his separation from them, has agreed to license certain intellectual property from him, and he also retains a call right to purchase a minority interest in Sequence at any time prior to 2012. We paid Sequence a total of $668 thousand in fees during 2010, and $130 thousand in fees in the first two months of 2011.

Registration Rights

Prior to our initial public offering, certain of our current shareholders, including Steve Ells, our Chairman and Co-Chief Executive Officer, Monty Moran, our Co-Chief Executive Officer and member of our Board of Directors, and Albert S. Baldocchi and Darlene J. Friedman, members of our Board, entered into a registration rights agreement with us relating to shares of common stock they held at the time the agreement was executed. Under the agreement, these directors are entitled to piggyback registration rights with respect to registration statements we file under the Securities Act of 1933, as amended, subject to customary restrictions and pro rata reductions in the number of shares to be sold in an offering. We would be responsible for the expenses of any such registration.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our company, arising out of such person’s services as a director or executive officer of ours, any subsidiary of ours or any other company or enterprise to which the person provided services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

OTHER BUSINESS AND MISCELLANEOUS

The Board and our management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2012 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2012 annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received by us no later than December 9, 2011, unless the date of our 2012 annual meeting is more than 30 days before or after May 25, 2012, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals should be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals.

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2012 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than the close of business on January 26, 2012, and no later than the close of business on February 24, 2012, unless the date of the 2012 annual meeting is more than 30 days before or after May 25, 2012. If the date of the 2012 annual meeting is more than 30 days before or after May 25, 2012, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2012 annual meeting is made.

AVAILABILITY OF SEC FILINGS, CORPORATE GOVERNANCE GUIDELINES, CODE OF CONDUCT, CODES OF ETHICS AND COMMITTEE CHARTERS

Copies of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and all amendments to those reports filed with the SEC, our Code of Conduct, Codes of Ethics, Corporate Governance Guidelines, the charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, and any reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10 percent of the outstanding shares of either class of our common stock are posted on and may be obtained on the Investors page of our website at www.chipotle.com without charge, or may be requested (exclusive of exhibits), at no cost by mail to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

DELIVERY OF MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

Beneficial holders who own their shares through a broker, bank or other nominee and who share an address with another such beneficial owner are only being sent one Notice of Internet Availability of Proxy Materials or set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials or if you are receiving multiple copies and would like to receive a single copy, please contact Chipotle investor relations by phone at (614) 508-1303, by writing to Investor Relations, Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, Colorado, or by email to ir@chipotle.com.

MISCELLANEOUS

If you request physical delivery of these proxy materials, we will mail along with the proxy materials our 2011 Annual Report, including our Annual Report on Form 10-K for fiscal year 2010 (and the financial statements included in that report) as filed with the SEC; however, it is not intended that the Annual Report or Form 10-K be a part of the proxy statement or a solicitation of proxies.

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you are a holder of record and have received a proxy card, via telephone as explained on the proxy card. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

April 7, 2011

Appendix A

CHIPOTLE MEXICAN GRILL, INC.

2011 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

This Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan is intended to promote the interests of the Company and its shareholders by providing the employees of the Company and eligible non-employee directors of Chipotle, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue in the service of the Company. The Plan is designed to meet this intent by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions

As used in the Plan or in any instrument governing the terms of any Incentive Award, the following definitions apply to the terms indicated below:

(a) “Board of Directors” means the Board of Directors of Chipotle.

(b) “Business Combination” means a merger, consolidation, reorganization or similar transaction.

(c) “Cause” means, when used in connection with the termination of a Participant’s employment with the Company, unless otherwise provided in the Participant’s award agreement with respect to an Incentive Award or effective employment agreement or other written agreement with respect to the termination of a Participant’s employment with the Company, the termination of the Participant’s employment with the Company on account of: (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (ii) the Participant’s willful misconduct or gross negligence which is materially injurious to the Company; (iii) a breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company; (iv) the Participant’s unauthorized removal from the premises of the Company of any document (in any medium or form) relating to the Company or the customers of the Company; or (v) the commission by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment, it is discovered that such Participant’s employment could have been terminated for Cause, the Participant’s employment shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) “Change in Control” means the occurrence of any of the following:

(i) Any Person becoming the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act, a “Beneficial Owner”), directly or indirectly, of twenty-five percent or more of the combined voting power of Voting Securities; provided, however that a Change in Control shall not be deemed to occur by reason of an acquisition of Voting Securities by the Company or by an employee benefit plan (or a trust forming a part thereof) maintained by the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person becomes the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities (A) in connection with a Business Combination that is not a Change in Control pursuant to sub-clause (iii), below, or (B) as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities deemed to be outstanding, increases the proportional number of shares Beneficially Owned by such Person, provided, however, that if a Change in Control would have occurred (but for the operation of this proviso) as a result of the acquisition of Voting Securities by the Company and at any time after such acquisition such Person becomes the Beneficial Owner of any additional Voting Securities following which such Person is the Beneficial Owner of twenty-five percent or more of the outstanding Voting Securities, a Change in Control shall occur;

(ii) The individuals who, as of March 16, 2011 are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however that if the election or appointment, or nomination for election by Chipotle’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of the Plan, thereafter be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Proxy Contest; or

(iii) The consummation of:

(A) A Business Combination with or into the Company or in which securities of Chipotle are issued, unless such Business Combination is a Non-Control Transaction.

(B) A complete liquidation or dissolution of the Company; or

(C) The sale or other disposition of all or substantially all of the assets of the Company (on a consolidated basis) to any Person other than the Company or an employee benefit plan (or a trust forming a part thereof) maintained by the Company or by a Person which, immediately thereafter, will have all its voting securities owned by the holders of the Voting Securities immediately prior thereto, in substantially the same proportions.

For purposes of the Plan, a “Non-Control Transaction” is Business Combination involving the Company where:

(D) the holders of Voting Securities immediately before such Business Combination own, directly or indirectly immediately following such Business Combination more than fifty percent of the combined voting power of the outstanding voting securities of the parent corporation resulting from, or the corporation issuing its voting securities as part of, such Business Combination (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such Business Combination by reason of their prior ownership of Voting Securities,

(E) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Business Combination constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning a majority of the voting securities of the Surviving Corporation, and

(F) no Person other than the Company or any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such Business Combination by the Company immediately following the time at which such transaction occurs, is a Beneficial Owner of twenty-five percent or more of the combined voting power of the Surviving Corporation’s voting securities outstanding immediately following such Business Combination.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of any event or transaction to the extent that treating such event or transaction as a Change in Control would cause any tax to become due under Section 409A of the Code.

(e) “Chipotle” means Chipotle Mexican Grill, Inc., a Delaware corporation, and any successor thereto.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(g) “Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan.

(h) “Common Stock” means Chipotle’s Common Stock, $0.01 par value per share, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 9 of the Plan.

(i) “Company” means Chipotle and all of its Subsidiaries, collectively.

(j) “Covered Employee” means a Participant who at the time of reference is a “covered employee” as defined in Section 162(m) of the Code and the regulations promulgated thereunder.

(k) “Director” means a member of the Board of Directors who is not at the time of reference an employee of the Company.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” or “FMV” as of any date means, unless otherwise expressly provided in the Plan or an award agreement issued under the Plan, the closing sale price of a share of Common Stock on the New York Stock Exchange (“NYSE”) (or such other national securities exchange as may at the time be the principal market for the Common Stock) on that date or, if no sale of the Company’s Common Stock occurred on that date, on the next preceding day on which a sale of Common Stock occurred. If the Common Stock is not then listed and traded on the NYSE or other national securities exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a share of Common Stock on that date, using such criteria as it shall determine, in its sole discretion, to be appropriate for valuation.

(n) “Full Value Award” means any Incentive Award other than an Option or stock appreciation right.

(o) “Good Reason” means, unless otherwise provided in any award agreement entered between the Company and the Participant with respect to an Incentive Award or effective employment agreement or other written agreement between the Participant and the Company with respect to the termination of a Participant’s employment with the Company, the Participant’s termination of employment on account of: (i) a material diminution in a Participant’s duties and responsibilities other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change in Control, (ii) a decrease in a Participant’s base salary, bonus opportunity or benefits other than a decrease in bonus opportunity or benefits that applies to all employees of the Company otherwise eligible to participate in the affected plan or (iii) a relocation of a Participant’s primary work location more than 30 miles from the Participant’s work location on the date of grant of a Participant’s Incentive Awards under the Plan, without the Participant’s prior written consent; provided that, within thirty days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice.

(p) “Incentive Award” means an Option or Other Stock-Based Award granted to a Participant pursuant to the terms of the Plan.

(q) “Option” means an option to purchase shares of Common Stock granted to a Participant pursuant to Section 6.

(r) “Other Stock-Based Award” means an equity or equity-related award granted to a Participant pursuant to Section 7.

(s) “Participant” means a Director or employee of the Company who is eligible to participate in the Plan and to whom one or more Incentive Awards have been granted pursuant to the Plan and, following the death of any such Person, his successors, heirs, executors and administrators, as the case may be.

(t) “Performance-Based Compensation” means compensation intended to satisfy the requirements of Section 162(m) of the Code for deductibility of remuneration paid to Covered Employees.

(u) “Performance Measures” means such measures as are described in Section 8 on which performance goals are based in order to qualify certain awards granted hereunder as Performance-Based Compensation.

(v) “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

(w) “Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(x) “Plan” means this Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan, as it may be amended from time to time.

(y) “Qualifying Termination” means a Participant’s termination of employment by the Company Without Cause or for Good Reason, in either case during the period commencing on a Change in Control and ending on the second anniversary of the Change in Control.

(z) “Securities Act” means the Securities Act of 1933, as amended.

(aa) “Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act.

(bb) “Voting Securities” means, at any time, Chipotle’s then outstanding voting securities.

(cc) “Without Cause” means a termination of a Participant’s employment with the Company other than: (i) a termination of employment by the Company for Cause, (ii) a termination of employment as a result of the Participant’s death or Disability or (iii) a termination of employment by the Participant for any reason.

3.	Stock Subject to the Plan

(a) In General

Subject to adjustment as provided in Section 9 and the following provisions of this Section 3, the maximum number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under the Plan shall not exceed 3,360,000 shares of Common Stock in the aggregate, of which 960,000 shares of Common Stock were available for issuance but were not issued under the Company’s Amended and Restated 2006 Stock Incentive Plan. Out of such aggregate, the maximum number of shares of Common Stock that may be covered by Options that are designated as “incentive stock options” within the meaning of Section 422 of the Code shall not exceed 3,000,000 shares of Common Stock, subject to adjustment as provided in Section 9 and the following provisions of this Section 3. Shares of Common Stock issued under the Plan may be either authorized and unissued shares or treasury shares, or both, at the discretion of the Committee. Any shares of Common Stock subject to Options or stock appreciation rights shall be counted against the maximum share limitation of this Section 3(a) as one share of Common Stock for every share of Common Stock subject thereto. Any shares of Common Stock subject to Full-Value Awards shall be counted against the maximum share limitation of this Section 3(a) as two shares of Common Stock for every share of Common Stock subject thereto.

For purposes of the preceding paragraph, shares of Common Stock covered by Incentive Awards shall only be counted as used to the extent they are actually issued and delivered to a Participant (or such Participant’s permitted transferees as described in the Plan) pursuant to the Plan. For purposes of clarification, if shares of Common Stock are issued subject to conditions which may result in the forfeiture, cancellation or return of such shares to the Company, any portion of the shares forfeited, cancelled or returned shall be treated as not issued pursuant to the Plan. Shares of Common Stock covered by Incentive Awards granted pursuant to the Plan in connection with the assumption, replacement, conversion or adjustment of outstanding equity-based awards in the context of a corporate acquisition or merger (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual or any successor provision) shall not count as used under the Plan for purposes of this Section 3. Notwithstanding the foregoing, the following shares of Common Stock may not again be made available for issuance as Incentive Awards under the Plan: (i) shares of Common Stock not issued or delivered as a result of the net settlement of an outstanding Option or stock appreciation right, (ii) shares of Common Stock used to pay the exercise price or withholding taxes related to an outstanding Incentive Award, or (iii) shares of Common Stock reacquired by the Company with the amount received upon exercise of an Option.

Subject to adjustment as provided in Section 9, the maximum number of shares of Common Stock subject to Incentive Awards which may be granted under the Plan to any single Participant in any fiscal year of the Company shall not exceed 700,000 shares per fiscal year.

(b) Prohibition on Substitutions and Repricings

Except as provided in this Section 3(b) in no event shall any new Incentive Awards be issued in substitution for outstanding Incentive Awards previously granted to Participants, nor shall any repricing (within the meaning of US generally accepted accounting practices or any applicable stock exchange rule) of Incentive Awards issued under the Plan be permitted at any time under any circumstances, in each case unless the shareholders of the Company expressly approve such substitution or repricing. Notwithstanding the foregoing, the Committee may authorize the issuance of Incentive Awards in substitution for outstanding Full Value Awards, provided such substituted Incentive Awards are for a number of shares of Common Stock no greater than the number included in the original award, have an exercise price or base price (if applicable) at least as great as the exercise price or base price of the substituted award, and the effect of the substitution is (A) solely to add restrictions (such as performance conditions) to the award or (B) to provide a benefit to the Company (and not the Participant) (which, for the avoidance of doubt, shall include substitutions performed for the purpose of permitting the Incentive Awards to qualify as “performance based compensation” for purposes of Section 162(m) of the Code).

4.	Administration of the Plan; Certain Restrictions on Incentive Awards

The Plan shall be administered by a Committee of the Board of Directors designated by the Board of Directors consisting of two or more persons, at least two of whom qualify as non-employee directors (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), and as “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) and as “independent” within the meaning of the rules of any applicable stock exchange or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and non-employee directors who shall be granted Incentive Awards under the Plan and the amount, type and other terms and conditions of such Incentive Awards. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange on which the Company’s shares are traded, the Committee may (i) allocate all or any portion of its responsibilities and powers to any one or more of its members and (ii) delegate all or any part of its responsibilities and powers to any person or persons selected by it, provided that no such delegation may be made that would cause any Incentive Awards or other transactions under the Plan to fail to or cease to be exempt from Section 16(b) of the Exchange Act, or cause an Incentive Award designated as Performance-Based Compensation not to qualify for, or to cease to qualify for, any exemption from non-deductibility under Section 162(m) of the Code. Any such allocation or delegation may be revoked by the Committee at any time.

The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Incentive Award (and any agreement evidencing any Incentive Award) granted thereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate (including without limitation the adoption or amendment of rules or regulations applicable to the grant, vesting or exercise of Incentive Awards issued to employees located outside the United States). Without limiting the generality of the foregoing, (i) the Committee shall determine whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment and (ii) the employment of a Participant with the Company shall be deemed to have terminated for all purposes of the Plan if such person is employed by or provides services to a Person that is a Subsidiary of the Company and such Person ceases to be a Subsidiary of the Company, unless the Committee specifically determines otherwise in writing. Decisions of the Committee shall be final, binding and conclusive on all parties.

On or after the date of grant of an Incentive Award under the Plan, the Committee may (i) accelerate the date on which any such Incentive Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Incentive Award, including, without limitation, extending the period following a termination of a Participant’s employment with or services as a Director of the Company during which any such Incentive Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Incentive Award (iv) provide for the payment of dividends or dividend equivalents with respect to any such Incentive Award; or (v) otherwise amend an outstanding Incentive Award in whole or in part from time-to-time as the Committee determines, in its sole and absolute discretion, to be necessary or appropriate to conform the Incentive Award to, or otherwise satisfy any legal requirement (including without limitation the provisions of Section 409A of the Code), which amendments may be made retroactively or prospectively and without the approval or consent of the Participant to the extent permitted by applicable law; provided, that the Committee shall not have any such authority to the extent that the grant or exercise of such authority would cause any tax to become due under Section 409A of the Code.

Notwithstanding anything herein to the contrary, in no event shall a Full Value Award not subject to performance-based conditions have a vesting schedule resulting in such Full Value Award vesting in full prior to the third anniversary of the grant date, provided, however, that this restriction will be inapplicable to awards representing no more than 10% of the total shares of Common Stock authorized for issuance under the Plan. For purposes of clarity, this restriction will not prohibit any Full Value Award from (i) having partial vesting dates prior to the third anniversary of the grant date in accordance with a proportionate vesting schedule determined at the discretion of the Committee, so long as such award does not vest in full prior to the third anniversary of the grant date, or (ii) having provisions for acceleration of the vesting date within the limitations set forth in the following paragraph.

Also notwithstanding anything herein to the contrary, in no event shall any Incentive Award provide for acceleration of the vesting date of such award other than in connection with the death, disability or retirement of the Participant holding such Incentive Award or a Change in Control, provided, however, that this restriction will be inapplicable to awards representing no more than 10% of the total shares of Common Stock authorized for issuance under the Plan.

No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and Chipotle shall indemnify and hold harmless each member of the Committee and each other Director or employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any action, omission or determination relating to the Plan, unless, in either case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

5.	Eligibility

The Persons who shall be eligible to receive Incentive Awards pursuant to the Plan shall be those employees of the Company and Directors whom the Committee shall select from time to time. All Incentive Awards granted under the Plan shall be evidenced by a separate written agreement entered into by the Company and the recipient of such Incentive Award.

6.	Options

The Committee may from time to time grant Options, subject to the following terms and conditions:

(a) Exercise Price

The exercise price per share of Common Stock covered by any Option shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option is granted. The agreement evidencing the award of each Option shall clearly identify such Option as either an “incentive stock option” within the meaning of Section 422 of the Code or as not an incentive stock option.

(b) Term and Exercise of Options

(1) Each Option shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option is granted (including without limitation in accordance with terms and conditions relating to the vesting or exercisability of an Option set forth in any employment, severance, change in control or similar agreement entered into by the Company with a Participant on or after the date of grant) and subject to the restrictions set forth in Section 4; provided, however that no Option shall be exercisable after the expiration of ten years from the date such Option is granted; and, provided, further, that each Option shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing such Option. In addition, except as otherwise determined by the Committee at or after the time of grant, unless an Option becomes vested or exercisable pursuant to Sections 6(c) or 6(d) hereof, an Option may not become vested or exercisable in whole or in part during the twelve-month period commencing with the date on which the Option was granted.

(2) Each Option may be exercised in whole or in part; provided, however that no partial exercise of an Option shall be for an aggregate exercise price of less than $1,000 or such other amount as the Committee may determine from time to time. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof.

(3) An Option shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a tender of shares of Common Stock or, a cashless or net exercise shall be a subsequent transaction approved as part of the original grant of an Option for purposes of the exemption under Rule 16b-3 of the Exchange Act.

(4) Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of a Participant, only by the Participant; provided, however that the Committee may permit Options to be pledged, assigned, hypothecated, transferred, or disposed of, on a general or specific basis, subject to such conditions and limitations as the Committee may determine, except that Options may not be sold for consideration or transferred for value (provided further that transfers described in Section A.1.(a)(5) of the general instructions to Form S-8 shall not be deemed transfers for value for purposes of this section).

(c) Effect of Termination of Employment or other Relationship

The agreement evidencing the award of each Option shall specify the consequences with respect to such Option of the termination of the employment, service as a director or other relationship between the Company and the Participant holding the Option, subject to the restrictions set forth in Section 4, provided, however, that except as expressly provided to the contrary in the agreement evidencing the award of a particular Option, where continued vesting or exercisability of an Option terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Option, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

(d) Effect of Qualifying Termination

If a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Option outstanding immediately prior to such Qualifying Termination or termination of a Director’s service shall become fully and immediately vested and exercisable as of such Qualifying Termination or termination of a Director’s service and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Option.

(e) Special Rules for Incentive Stock Options

(1) The aggregate Fair Market Value of shares of Common Stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code) are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company (or any “subsidiary” as such term is defined in Section 424 of the Code of Chipotle) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such incentive stock option is granted. In the event that the aggregate Fair Market Value of shares of Common Stock with respect to such incentive stock options exceeds $100,000, then incentive stock options granted hereunder to such Participant shall, to the extent and in the order required by regulations promulgated under the Code (or any other authority having the force of regulations) (“Regulations”), automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged. In the absence of such Regulations (and authority), or in the event such Regulations (or authority) require or permit a designation of the options which shall cease to constitute incentive stock options, incentive stock options granted hereunder shall, to the extent of such excess and in the order in which they were granted, automatically be deemed to be non-qualified stock options, but all other terms and provisions of such incentive stock options shall remain unchanged.

(2) No incentive stock option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more than ten percent of the total combined voting power of all classes of stock of Chipotle or any of its “subsidiaries” (within the meaning of Section 424 of the Code), unless (i) the exercise price of such incentive stock option is at least one hundred and ten percent of the Fair Market Value of a share of Common Stock at the time such incentive stock option is granted and (ii) such incentive stock option is not exercisable after the expiration of five years from the date such incentive stock option is granted.

7.	Other Stock-Based Awards

(a) Authorization of Other Stock-Based Awards

The Committee may grant equity-based or equity-related awards not otherwise described herein in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may, subject to the restrictions set forth in Section 4 (i) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (ii) be subject to performance-based and/or service-based conditions, (iii) be in the form of cash-settled stock appreciation rights, stock-settled stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, or share-denominated performance units (iv) be designed to comply with applicable laws of jurisdictions other than the United States, and (v) be designed to qualify as Performance Based Compensation. Notwithstanding the foregoing, any Other Stock-Based Award that is a stock appreciation right shall have a base price of not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such stock appreciation right is granted, and no stock appreciation right shall have an expiration date greater than ten years from the date on which such stock appreciation right is granted.

(b) Effect of Qualifying Termination; Other Termination Provisions

Except as may be expressly provided to the contrary by the Committee in an agreement evidencing the grant of an Other Stock-Based Award or any employment, severance, change in control or similar agreement entered into with a Participant, if a Participant experiences a Qualifying Termination or a Director’s service on the Board terminates in connection with or as a result of a Change in Control, each Other Stock-Based Award outstanding immediately prior to such Qualifying Termination or termination of Director’s service shall become fully and immediately vested and, if applicable, exercisable as of such Qualifying Termination or termination and shall remain exercisable until its expiration, termination or cancellation pursuant to the terms of the Plan and the agreement evidencing such Other Stock-Based Award.

Furthermore, except as expressly provided to the contrary in the agreement evidencing the award of a particular Other Stock-Based Award, where continued vesting or exercisability of an Other Stock-Based Award terminates in connection with the termination of a Participant’s employment relationship with the Company, such Participant’s employment relationship with the Company will be deemed, for purposes of such Other Stock-Based Award, to continue so long as Participant serves as either an employee of the Company or as a member of the Board. Notwithstanding the foregoing sentence, a Participant’s employment will be deemed to terminate immediately upon such Participant’s termination for Cause, regardless of whether Participant remains on the Board following such termination.

8.	Performance Measures

(a) Performance Measures

The performance goals upon which the payment or vesting of any Full Value Award to a Covered Employee that is intended to qualify as Performance-Based Compensation depends shall relate to one or more of the following Performance Measures (either alone or in any combination, and may be expressed with respect to the Company or one or more operating units or groups, as the Committee may determine): revenue growth; cash flow; cash flow from operations; net income; net income before equity compensation expense; earnings per share, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings from continuing operations; net asset turnover; inventory turnover; capital expenditures; income from operations; income from operations excluding non-cash related entries; income from operations excluding non-cash adjustments; income from operations before equity compensation expenses; income from operations excluding equity compensation expense and lease expense; operating cash flow from operations; income before income taxes; gross or operating margin; restaurant-level operating margin; profit margin; assets; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on investment; return on revenue; net or gross revenue; comparable restaurant sales; new restaurant openings; market share; economic value added; cost of capital; expense reduction levels; safety record; stock price; productivity; customer satisfaction; employee satisfaction; and total shareholder return. For any Plan Year, Performance Measures may be determined on an absolute basis or relative to internal goals or relative to levels attained in years prior to such Plan Year or related to other companies or indices or as ratios expressing relationships between two or more Performance Measures.

Performance Periods may be equal to or longer than, but not less than, one fiscal year of the Company and may be overlapping. Within 90 days after the beginning of a Performance Period, and in any case before 25% of the Performance Period has elapsed, the Committee shall establish (a) performance goals and objectives for the Company for such Performance Period, (b) target awards for each Participant, and (c) schedules or other objective methods for determining the applicable performance percentage to be applied to each such target award.

To the extent determined by the Committee at the time the Performance Measures are established, the measurement of any Performance Measure(s) may exclude the impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the Company’s audited financial statements, including the notes thereto. To the extent determined by the Committee at the time the Performance Measures are established, any Performance Measure(s) may be used to measure the performance of the Company or a Subsidiary as a whole or any business unit of the Company or any Subsidiary or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or a published or special index that the Committee, in its discretion, deems appropriate.

Nothing in this Section 8 is intended to limit the Committee’s discretion to adopt conditions with respect to any Incentive Award that is not intended to qualify as Performance-Based Compensation that relate to performance other than the Performance Measures. In addition, the Committee may, subject to the terms of the Plan, amend previously granted Incentive Awards in a way that disqualifies them as Performance-Based Compensation.

(b) Committee Discretion

In the event that the requirements of Section 162(m) of the Code and the regulations thereunder change to permit Committee discretion to alter the Performance Measures without obtaining shareholder approval of such changes, the Committee shall have discretion to make such changes without obtaining shareholder approval.

9.	Adjustment Upon Changes in Common Stock

(a) Shares Available for Grants

In the event of any change in the number of shares of Common Stock outstanding by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or similar corporate change, the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards and the maximum aggregate number of shares of Common Stock with respect to which the Committee may grant Incentive Awards to any individual Participant in any year shall be equitably adjusted by the Committee. In the event of any change in the number of shares of Common Stock outstanding by reason of any other similar event or transaction, the Committee may, but need not, make such adjustments in the number and class of shares of Common Stock with respect to which Incentive Awards may be granted as the Committee may deem appropriate.

(b) Increase or Decrease in Issued Shares Without Consideration

Subject to any required action by the shareholders of Chipotle, in the event of any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend (but only on the shares of Common Stock), or any other increase or decrease in the number of such shares effected without receipt or payment of consideration by the Company or the payment of an extraordinary cash dividend, the number of shares of Common Stock subject to each outstanding Incentive Award and the exercise price per share of Common Stock of each such Incentive Award shall be adjusted as necessary to prevent the enlargement or dilution of rights under such Incentive Award.

(c) Certain Mergers

Subject to any required action by the shareholders of Chipotle, in the event that Chipotle shall be the surviving corporation in any merger, consolidation or similar transaction as a result of which the holders of shares of Common Stock receive consideration consisting exclusively of securities of such surviving corporation, the Committee shall adjust each Incentive Award outstanding on the date of such merger or consolidation to the extent deemed appropriate by the Committee so that it pertains to and applies to the securities which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such merger or consolidation.

(d) Certain Other Transactions

In the event of (i) a dissolution or liquidation of Chipotle, (ii) a sale of all or substantially all of the Company’s assets (on a consolidated basis), (iii) a Business Combination in which Chipotle is not the surviving corporation, (iv) a Business Combination in which Chipotle is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, or (v) a Business Combination that is a Change in Control, the Committee shall, in its discretion, have the power to:

(i) cancel, effective immediately prior to the occurrence of such event, each Incentive Award (whether or not then exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Incentive Award was granted an amount in cash, for each share of Common Stock subject to such Incentive Award equal to the value, as determined by the Committee in its discretion, of such Incentive Award, provided that with respect to any outstanding Option or Stock Appreciation Right such value shall be equal to the excess of (A) the value, as determined by the Committee in its discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (B) the exercise price (with respect to an Option) or the base price (with respect to a Stock Appreciation Right);

(ii) provide for the exchange of each Incentive Award (whether or not then exercisable or vested) for an incentive award with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Award would have received in such transaction and, incident thereto, make an equitable adjustment as determined by the Committee in its discretion in the exercise price of the incentive award, or the number of shares or amount of property subject to the incentive award or, if appropriate, provide for a cash payment to the Participant to whom such Incentive Award was granted in partial consideration for the exchange of the Incentive Award; or

(iii) a combination of the foregoing, which may vary among Participants.

(e) Other Changes

In the event of any change in the capitalization of Chipotle or corporate change other than those specifically referred to in paragraphs (b), (c) or (d), the Committee may, in its discretion, make such adjustments in the number and class of shares subject to Incentive Awards outstanding on the date on which such change occurs and in such other terms of such Incentive Awards as the Committee may consider appropriate.

(f) No Other Rights

Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of Chipotle or any other corporation. Except as expressly provided in the Plan or the agreement evidencing the grant of an Option or Other Stock-Based Award, no issuance by Chipotle of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares or amount of other property subject to any Incentive Award.

(g) Code Section 409A

The Company intends to administer the Plan and all Incentive Awards granted thereunder in a manner that complies with Code Section 409A, however, the Company shall not be responsible for any additional tax imposed pursuant to Code Section 409A, nor will the Company indemnify or otherwise reimburse Participant for any liability incurred as a result of Code Section 409A.

10.	Rights as a Stockholder

No person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Incentive Award granted pursuant to the Plan until the date of the issuance of a stock certificate with respect to such shares. Except as otherwise expressly provided in Section 9 hereof, no adjustment of any Incentive Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.

11.	No Special Employment Rights; No Right to Incentive Award

(a) Nothing contained in the Plan or any Incentive Award shall confer upon any Participant any right with respect to the continuation of his employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Incentive Award.

(b) No person shall have any claim or right to receive an Incentive Award hereunder. The Committee’s granting of an Incentive Award to a Participant at any time shall neither require the Committee to grant an Incentive Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

12.	Securities Matters

(a) Chipotle shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything herein to the contrary, Chipotle shall not be obligated to cause to be issued or delivered any certificates evidencing shares of Common Stock pursuant to the Plan unless and until Chipotle is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance and delivery of certificates evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Committee deems necessary or desirable.

(b) The exercise of any Option granted hereunder shall only be effective at such time as counsel to Chipotle shall have determined that the issuance and delivery of shares of Common Stock pursuant to such exercise is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Chipotle may, in its discretion, defer the effectiveness of an exercise of an Option hereunder or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award pending or to ensure compliance under federal or state securities laws or the rules or regulations of any exchange on which the Shares are then listed for trading. Chipotle shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or the issuance or transfer of shares of Common Stock pursuant to any Incentive Award. During the period that the effectiveness of the exercise of an Option has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

13.	Withholding Taxes

(a) Cash Remittance

Whenever shares of Common Stock are to be issued upon the exercise of an Option or the grant or vesting of an Incentive Award, Chipotle shall have the right to require the Participant to remit to Chipotle in cash an amount sufficient to satisfy federal, state and local withholding tax requirements, attributable to such exercise, grant or vesting prior to the delivery of any certificate or certificates for such shares or the effectiveness of the lapse of such restrictions. In addition, upon the exercise or settlement of any Incentive Award in cash, Chipotle shall have the right to withhold from any cash payment required to be made pursuant thereto an amount sufficient to satisfy the federal, state and local withholding tax requirements, if any, attributable to such exercise or settlement.

(b) Stock Remittance

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, the Participant may tender to Chipotle a number of shares of Common Stock (subject to any minimum holding period as the Committee may determine) having a fair market value at the tender date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(c) Stock Withholding

At the election of the Participant, subject to the approval of the Committee, when shares of Common Stock are to be issued upon the exercise, grant or vesting of an Incentive Award, Chipotle shall withhold a number of such shares having a fair market value at the exercise date determined by the Committee to be sufficient to satisfy the minimum federal, state and local withholding tax requirements, if any, attributable to such exercise, grant or vesting but not greater than such minimum withholding obligations. Such election shall satisfy the Participant’s obligations under Section 13(a) hereof, if any.

(d) Section 16 Approval

With respect to any Participant who is a member of the Board or an officer (as defined under SEC Rule 16a-1), a withholding or tender of shares of Common Stock shall be a subsequent transaction approved as part of the Incentive Award for purposes of the exemption under Rule 16b-3 of the Exchange Act.

14.	Amendment or Termination of the Plan

The Board of Directors may at any time suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that to the extent any applicable law, regulation or rule of a stock exchange requires shareholder approval in order for any such revision or amendment to be effective, such revision or amendment shall not be effective without such approval. The preceding sentence shall not restrict the Committee’s ability to exercise its discretionary authority hereunder pursuant to Section 4, which discretion may be exercised without amendment to the Plan. No provision of this Section 14 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code. Except as expressly provided in the Plan, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any previously granted and outstanding Incentive Award. Nothing in the Plan shall limit the right of the Company to pay compensation of any kind outside the terms of the Plan.

15.	No Obligation to Exercise

The grant to a Participant of an Incentive Award shall impose no obligation upon such Participant to exercise such Incentive Award.

16.	Transfers Upon Death

Upon the death of a Participant, outstanding Incentive Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Incentive Award, or the right to exercise any Incentive Award, shall be effective to bind Chipotle unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Incentive Award that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Incentive Award.

17.	Expenses and Receipts

The expenses of the Plan shall be paid by Chipotle. Any proceeds received by Chipotle in connection with any Incentive Award will be used for general corporate purposes.

18.	Governing Law

The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.

19.	Effective Date and Term of Plan

The Plan shall become effective on March 16, 2011 (the “Effective Date”), which is the date of its adoption by the Board, subject to approval of the Plan by the stockholders of the Company. No Incentive Awards shall be made pursuant to the Plan on or after the tenth anniversary of the Effective Date

20.	Company Recoupment of Incentive Awards

The rights contained in this Plan shall be subject to (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the recovery of “incentive-based compensation” under Section 10D of the Exchange Act, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law. The Committee may determine, as late as the time of such recoupment or recovery, regardless of whether such method is stated in the Incentive Award agreement, whether the Company shall effect any such recoupment or recovery: (i) by seeking repayment from the Participant; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Participant under any compensatory plan, program or arrangement maintained by the Company, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, (iv) by holdback or escrow (before or after taxation) of part or all the Common Stock, payment or property received upon exercise or satisfaction of an Incentive Award or (v) by any combination of the foregoing.

Appendix B

CHIPOTLE MEXICAN GRILL, INC.

EMPLOYEE STOCK PURCHASE PLAN

1. Purpose. The purpose of the Plan is to provide incentive for present and future employees of the Chipotle Mexican Grill, Inc. (“Company”) and any Designated Subsidiary to acquire a proprietary interest (or increase an existing proprietary interest) in the Company through the purchase of Common Stock. It is the Company’s intention that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, the provisions of the Plan shall be administered, interpreted and construed in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a) “Applicable Percentage” means the percentage specified in Section 7(b), subject to adjustment by the Committee as provided in Section 7(b).

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(d) “Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan as described in Section 15 of the Plan or, if no such Committee is appointed, the Board.

(e) “Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.

(f) “Company” means Chipotle Mexican Grill, Inc, a Delaware Corporation.

(g) “Compensation” means, with respect to each Participant for each pay period, the full base salary and overtime paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) bonuses or commissions, (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan (iii) any automobile or relocation allowances (or reimbursement for any such expenses), (iv) any amounts paid as a starting bonus or finder’s fee, (v) any amounts realized from the exercise of any stock options or incentive awards, (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (vii) other similar forms of extraordinary compensation.

(h) “Continuous Status as an Employee” means the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company or the Designated Subsidiary that employs the Employee, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

(i) “Designated Subsidiaries” means the Subsidiaries that have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(j) “Employee” means any person, including an Officer, who is an employee of the Company or one of its Designated Subsidiaries.

(k) “Entry Date” means the first Trading Day of each Exercise Period.

(l) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m) “Exercise Date” means the last Trading Day of each Exercise Period.

(n) “Exercise Period” means, subject to adjustment as provided in Section 4(b), the approximately three (3) month period beginning on (i) each February 25 and ending the last Trading Day on or before May 24 of such year, (ii) each May 25 and ending the last Trading Day on or before August 24 of such year, (iii) each August 25 and ending the last Trading Day on or before November 24 of such year or (iv) beginning on each November 25 and ending the last Trading Day on or before February 24 of the following year.

(o) “Exercise Price” means the price per share of Common Stock offered in a given Exercise Period determined as provided in Section 7(b).

(p) “Fair Market Value” means, with respect to a share of Common Stock, the Fair Market Value as determined under Section 7(c).

(q) “Officer” means a person who is an officer of the Company within the meaning of Section 16 under the Exchange Act and the rules and regulations promulgated thereunder.

(r) “Participant” means an Employee who has elected to participate in the Plan by filing an enrollment agreement with the Company as provided in Section 5 hereof.

(s) “Plan” means the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan, as in effect from time to time.

(t) “Plan Contributions” means, with respect to each Participant, the lump sum cash transfers, if any, made by the Participant to the Plan pursuant to Section 6(a) hereof, plus the after-tax payroll deductions, if any, withheld from the Compensation of the Participant and contributed to the Plan for the Participant as provided in Section 6 hereof, and any other amounts contributed to the Plan for the Participant in accordance with the terms of the Plan.

(u) “Subsidiary” means any corporation, domestic or foreign, of which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, and that otherwise qualifies as a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

(v) “Trading Day” means a day on which the New York Stock Exchange is open for trading.

3.	Eligibility.

(a) In General. Any individual who has completed at least twelve (12) months of employment with the Company or any Subsidiary and who is an Employee as of the Entry Date of a given Exercise Period shall be eligible to become a Participant as of the Entry Date of such Exercise Period.

(b) Changes by Committee. The Committee shall have the power to modify the Employees eligible for the Plan with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Exercise Period to be affected, provided that the only categories of Employees that may be excluded from the Plan are those allowed by Code § 423(b)(4).

4.	Exercise Periods.

(a) In General. The Plan shall generally be implemented by a series of Exercise Periods, each of which last approximately three (3) months.

(b) Changes by Committee. The Committee shall have the power to make changes to the duration and/or the frequency of Exercise Periods with respect to future offerings if such change is announced at least five (5) days prior to the scheduled beginning of the first Exercise Period to be affected.

5. Participation. Employees meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Entry Date by completing an enrollment agreement on the form provided by the Company and filing the enrollment agreement with the Company on or prior to such Entry Date, unless a later time for filing the enrollment agreement is set by the Committee for all eligible Employees with respect to a given offering.

6.	Plan Contributions.

(a) Contribution by Payroll Deduction. Except as otherwise authorized by the Committee, all contributions to the Plan shall be made only by payroll deductions. The Committee may, but need not, permit Participants to make after-tax contributions to the Plan at such times and subject to such terms and conditions as the Committee may in its discretion determine. All such additional contributions shall be made in a manner consistent with the provisions of Section 423 of the Code or any successor thereto, and shall be treated in the same manner as payroll deductions contributed to the Plan as provided herein.

(b) Payroll Deduction Election on Enrollment Agreement. At the time a Participant files the enrollment agreement with respect to an Exercise Period, the Participant may authorize payroll deductions to be made on each payroll date during the portion of the Exercise Period that he or she is a Participant in an amount not less than 1% and not more than 15% of the Participant’s Compensation on each payroll date during the portion of the Exercise Period that he or she is a Participant. The amount of payroll deductions must be a whole percentage (e.g., 1%, 2%, 3%, etc.) of the Participant’s Compensation. The Committee shall have the power to modify the range of percentages of a Participant’s Compensation that Participants may authorize for deduction under Plan with respect to future offerings if such change is announced at least ten (10) days prior to the scheduled beginning of the first Exercise Period to be affected, provided that any such limitation shall be applied in a manner consistent with the provisions of Section 423 of the Code or any successor thereto.

(c) Commencement of Payroll Deductions. Except as otherwise determined by the Committee under rules applicable to all Participants, payroll deductions shall commence with the earliest administratively practicable payroll period that begins on or after the Entry Date with respect to which the Participant files an enrollment agreement in accordance with Section 5.

(d) Automatic Continuation of Payroll Deductions. Unless a Participant elects otherwise prior to the Exercise Date of an Exercise Period, including the Exercise Date prior to termination in the case of an Exercise Period terminated under Section 4(b) hereof, such Participant shall be deemed (i) to have elected to participate in the immediately succeeding Exercise Period (and, for purposes of such Exercise Period the Participant’s “Entry Date” shall be deemed to be the first day of such Exercise Period) and (ii) to have authorized the same payroll deduction for the immediately succeeding Exercise Period as was in effect for the Participant immediately prior to the commencement of the succeeding Exercise Period.

(e) Change of Payroll Deduction Election. A Participant may decrease or increase the rate or amount of his or her payroll deductions during an Exercise Period (within the limitations of Section 6(b) above) by completing and filing with the Company a new enrollment agreement authorizing a change in the rate or amount of payroll deductions; provided, that a Participant may not change the rate or amount of his or her payroll deductions more than twice in any Exercise Period. Except as otherwise determined by the Committee under rules applicable to all Participants, the change in rate or amount shall be effective as of the earliest administratively practicable payroll period that begins on or after the date the Company receives the new enrollment agreement. Additionally, a Participant may discontinue his or her participation in the Plan as provided in Section 13(a).

(f) Automatic Changes in Payroll Deduction. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code, Section 7(d) hereof, or any other applicable law, a Participant’s payroll deductions for any calendar year may be decreased, including to 0%, at such time during such calendar year that the aggregate of all payroll deductions accumulated during such calendar year are equal to the product of $25,000 multiplied by the Applicable Percentage for the calendar year. Payroll deductions shall recommence at the rate provided in the Participant’s enrollment agreement at the beginning of the first Exercise Period beginning in the following calendar year, unless the Participant terminates participation as provided in Section 13(a).

7.	Grant of Option.

(a) Shares of Common Stock Subject to Option. On a Participant’s Entry Date, subject to the limitations set forth in Section 7(d) and this Section 7(a), the Participant shall be granted an option to purchase on the subsequent Exercise Date (at the Exercise Price determined as provided in Section 7(b) below) up to a number of shares of Common Stock determined by dividing such Participant’s Plan Contributions accumulated prior to such Exercise Date and retained in the Participant’s account as of such Exercise Date by the Exercise Price; provided, that the maximum number of shares a Participant may purchase during any Exercise Period shall be 1,000.

(b) Exercise Price. The Exercise Price per share of Common Stock offered to each Participant in a given Exercise Period shall be the Applicable Percentage of the Fair Market Value of a share of Common Stock on the Exercise Date. The Applicable Percentage with respect to each Exercise Period shall be no less than 85%. The Applicable Percentage shall initially be 95% unless and until such Applicable Percentage is changed by the Committee, in its sole discretion, provided that any such change in the Applicable Percentage with respect to a given Exercise Period must be established not less than fifteen (15) days prior to the Entry Date thereof.

(c) Fair Market Value. The Fair Market Value of a share of Common Stock on a given date shall be determined by the Committee in its discretion; provided, that if there is a public market for the Common Stock, the Fair Market Value per share shall be either (i) if the Common Stock is listed on a stock exchange, the closing price of the Common Stock on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), (ii) in the event the Common Stock is not traded on a stock exchange, the closing price of the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market System, (iii) if such price is not reported, the average of the bid and asked prices for the Common Stock on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by Nasdaq, or (iv) if no such quotations are available for a date within a reasonable time prior to the valuation date, the value of the Common Stock as determined by the Committee using any reasonable means.

(d) Limitation on Option that may be Granted. Notwithstanding any provision of the Plan to the contrary, no Participant shall be granted an option under the Plan (i) to the extent that if, immediately after the grant, such Employee (including any stock which is attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing, in the aggregate, 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company as computed under Section 423(b)(3) of the Code and the Treasury Regulations thereunder, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries intended to qualify under Section 423 of the Code accrue at a rate which exceeds $25,000 of Fair Market Value of stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time, as determined in accordance with section 423(b)(8) of the Code and the Treasury Regulations thereunder, or such lesser amount for a particular calendar year as the Committee may specify, in its discretion, at least five (5) days prior to the commencement of any Exercise Period occurring, in whole or in part, during such calendar year.

(e) No Rights as Shareholder. A Participant will have no interest or voting right in shares covered by his option until such option has been exercised.

8.	Exercise of Options.

(a) Automatic Exercise. A Participant’s option for the purchase of shares will be exercised automatically on each Exercise Date, and the maximum number of full shares subject to the option shall be purchased for the Participant at the applicable Exercise Price with the accumulated Plan Contributions then credited to the Participant’s account under the Plan. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by the Participant.

(b) Excess Contributions. Any amount remaining to the credit of a Participant’s account after the purchase of shares by the Participant on an Exercise Date due to such amount being insufficient to purchase a full share of Common Stock shall remain in the Participant’s account, and be carried over to the next Exercise Period to the extent that such carryover right does not cause the Plan to fail to qualify as an “employee stock purchase plan” under Section 423 of the Code, unless the Participant withdraws from participation in the Plan or elects to withdraw his or her account balance in accordance with Section 10(c). Any other amount remaining to the credit of Participant’s account after the purchase of shares by the Participant on an Exercise Date shall be refunded to the Participant, without interest.

9.	Issuance of Shares.

(a) Delivery of Shares. The Company will hold in book-entry the shares of Common Stock purchased by each Participant under the Plan. Upon receipt of written request from or on behalf of a Participant, the Company shall, as promptly as practicable, arrange for the delivery to such Participant (or the Participant’s beneficiary), as appropriate, or to a custodial account for the benefit of such Participant (or the Participant’s beneficiary) as appropriate, of a certificate representing the shares purchased under the Plan, and the Company shall assume, for tax purposes, such Participant’s disposition of the underlying shares (unless such Participant clearly advises the Company otherwise in writing). In the event that a Participant provides a written statement of his intention not to sell or otherwise dispose of such shares as set forth in the foregoing sentence, such Participant shall be required to report to the Company any subsequent disposition of such shares prior to the expiration of the holding periods specified by Section 423(a)(1) of the Code. If and to the extent that such disposition imposes upon the Company federal, state, local or other withholding tax requirements, or any such withholding is required to secure for the Company an otherwise available tax deduction, the Participant must remit to the Company an amount sufficient to satisfy those requirements.

(b) Registration of Shares. Shares to be delivered to a Participant under the Plan will be registered in the name of the Participant or in the name of the Participant and his or her spouse, as requested by the Participant.

(c) Compliance with Applicable Laws. The Plan, the grant and exercise of options to purchase shares under the Plan, and the Company’s obligation to sell and deliver shares upon the exercise of options to purchase shares shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations and the requirements of any stock exchange on which the shares may then be listed.

(d) Withholding. The Company may make such provisions as it deems appropriate for withholding by the Company pursuant to federal or state tax laws of such amounts as the Company determines it is required to withhold in connection with the purchase or sale by a Participant of any Common Stock acquired pursuant to the Plan. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant.

(e) Restrictions on Shares. The Committee shall have the power to provide that Shares delivered to Participants under the Plan with respect to future offerings will be unvested upon delivery and shall vest upon the

Participant remaining employed with the Company for a period of time determined by the Committee, provided that (i) such change is announced at least five (5) days prior to the scheduled beginning of the first Exercise Period to be affected, (ii) any such vesting conditions must be uniformly applied to all Participants, and (iii) such vesting restrictions do not cause the Plan to fail to qualify as an “employee stock purchase plan” under Section 423 of the Code.

10.	Participant Accounts.

(a) Bookkeeping Accounts Maintained. Individual bookkeeping accounts will be maintained for each Participant in the Plan to account for the balance of his Plan Contributions, options issued, and shares purchased under the Plan. However, all Plan Contributions made for a Participant shall be deposited in the Company’s general corporate accounts, and no interest shall accrue or be credited with respect to a Participant’s Plan Contributions. All Plan Contributions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate or otherwise set apart such Plan Contributions from any other corporate funds.

(b) Participant Account Statements. Statements of account will be given to Participants quarterly, which statements will set forth the amounts of payroll deductions, the per share purchase price and the number of shares purchased.

(c) Withdrawal of Account Balance Following Exercise Date. A Participant may elect at any time within the first thirty (30) days following any Exercise Period, or at such other time as the Committee may from time to time prescribe, to receive in cash any amounts carried-over in accordance with Section 8(b). An election under this Section 10(c) shall not be treated as a withdrawal from participation in the Plan under Section 13(a).

11.	Designation of Beneficiary.

(a) Designation. A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of the Participant’s death subsequent to an Exercise Date on which the Participant’s option hereunder is exercised but prior to delivery to the Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of the Participant’s death prior to the exercise of the option.

(b) Change of Designation. A Participant’s beneficiary designation may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

12. Transferability. Neither Plan Contributions credited to a Participant’s account nor any rights to exercise any option or receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution, or as provided in Section 11). Any attempted assignment, transfer, pledge or other distribution shall be without effect, except that the Company may treat such act as an election to withdraw in accordance with Section 13(a).

13.	Withdrawal; Termination of Employment.

(a) Withdrawal. A Participant may withdraw from the Plan at any time by giving written notice to the Company. Payroll deductions, if any have been authorized, shall cease as soon as administratively practicable after receipt of the Participant’s notice of withdrawal, and, subject to administrative practicability, no further purchases shall be made for the Participant’s account. All Plan Contributions credited to the Participant’s account, if any, and not yet invested in Common Stock, will be paid to the Participant as soon as administratively practicable after receipt of the Participant’s notice of withdrawal. The Participant’s unexercised options to purchase shares pursuant to the Plan automatically will be terminated. Payroll deductions will not resume on behalf of a Participant who has withdrawn from the Plan (a “Former Participant”) unless the Former Participant enrolls in a subsequent Exercise Period in accordance with Section 5 and subject to the restriction provided in Section 13(b), below.

(b) Effect of Withdrawal on Subsequent Participation. A Former Participant who has withdrawn from the Plan pursuant to this Section 13(b) shall not again be eligible to participate in the Plan prior to the beginning of the Exercise Period that commences at least 12 months from the date the Former Participant withdrew, and the Former Participant must submit a new enrollment agreement in order to again become a Participant as of that date.

(c) Termination of Employment. Upon termination of a Participant’s Continuous Status as an Employee prior to any Exercise Date for any reason, including retirement or death, the Plan Contributions credited to the Participant’s account and not yet invested in Common Stock will be returned to the Participant or, in the case of death, to the Participant’s beneficiary as determined pursuant to Section 11, and the Participant’s option to purchase shares under the Plan will automatically terminate.

14.	Common Stock Available under the Plan.

(a) Number of Shares. Subject to adjustment as provided in Section 14(b) below, the maximum number of shares of the Company’s Common Stock that shall be made available for sale under the Plan shall be 250,000 shares. Shares of Common Stock subject to the Plan may be newly issued shares or shares reacquired in private transactions or open market purchases. If and to the extent that any right to purchase reserved shares shall not be exercised by any Participant for any reason or if such right to purchase shall terminate as provided herein, shares that have not been so purchased hereunder shall again become available for the purpose of the Plan unless the Plan shall have been terminated, but all shares sold under the Plan, regardless of source, shall be counted against the limitation set forth above.

(b) Adjustments Upon Changes in Capitalization; Corporate Transactions.

(i) If the outstanding shares of Common Stock are increased or decreased, or are changed into or are exchanged for a different number or kind of shares, as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, stock dividends or the like, upon authorization of the Committee, appropriate adjustments shall be made in the number and/or kind of shares, and the per-share option price thereof, which may be issued in the aggregate and to any Participant upon exercise of options granted under the Plan.

(ii) In the event of the proposed dissolution or liquidation of the Company, the Exercise Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

(iii) In the event of a proposed sale of all or substantially all of the Company’s assets, or the merger of the Company with or into another corporation (each, a “Sale Transaction”), each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Committee determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Exercise Period then in progress by setting a new Exercise Date (the “New Exercise Date”). If the Committee shortens the Exercise Period then in progress in lieu of assumption or substitution in the event of a Sale Transaction, the Committee shall notify each Participant in writing, at least ten (10) days prior to the New Exercise Date, that the exercise date for such Participant’s option has been changed to the New Exercise Date and that such Participant’s option will be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Plan as provided in Section 13(a). For purposes of this Section 14(b), an option granted under the Plan shall be deemed to have been assumed if, following the Sale Transaction, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the Sale Transaction, the consideration (whether stock, cash or other securities or property) received in the Sale Transaction by holders of Common Stock for each share of Common Stock held on the effective date of the Sale Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, that if the consideration received in the Sale Transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Committee may, with the consent of the successor corporation and the Participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Sale Transaction.

(iv) In all cases, the Committee shall have sole discretion to exercise any of the powers and authority provided under this Section 14, and the Committee’s actions hereunder shall be final and binding on all Participants. No fractional shares of stock shall be issued under the Plan pursuant to any adjustment authorized under the provisions of this Section 14.

15.	Administration.

(a) Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The administration, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding upon all persons.

(b) Requirements of Exchange Act. Notwithstanding the provisions of Section 15(a) above, in the event that Rule 16b-3 promulgated under the Exchange Act or any successor provision thereto (“Rule 16b-3”) provides specific requirements for the administrators of plans of this type, the Plan shall only be administered by such body and in such a manner as shall comply with the applicable requirements of Rule 16b-3.

16.	Amendment, Suspension, and Termination of the Plan.

(a) Amendment of the Plan. The Board or the Committee may at any time, or from time to time, amend the Plan in any respect; provided, that (i) except as otherwise provided in Section 4(b) hereof, no such amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant and (ii) the Plan may not be amended in any way that will cause rights issued under the Plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code or any successor thereto. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Company shall obtain shareholder approval of any such amendment.

(b) Suspension of the Plan. The Board or the Committee may, as of the close of any Exercise Date, suspend the Plan; provided, that the Board or Committee provides notice to the Participants at least five (5) business days prior to the suspension. The Board or Committee may resume the normal operation of the Plan as of any Exercise Date; provided further, that the Board or Committee provides notice to the Participants at least twenty (20) business days prior to the date of termination of the suspension period. A Participant shall remain a Participant in the Plan during any suspension period (unless he or she withdraws pursuant to Section 13(a)), however no options shall be granted or exercised, and no payroll deductions shall be made in respect of any Participant during the suspension period. Participants shall have the right to withdraw carryover funds provided in Section 10(c) throughout any suspension period. The Plan shall resume its normal operation upon termination of a suspension period.

(c) Termination of the Plan. The Plan and all rights of Employees hereunder shall terminate on the earliest of:

(i) the Exercise Date that Participants become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase under the Plan;

(ii) such date as is determined by the Board or the Committee in its discretion; or

(iii) the last Exercise Date immediately preceding the tenth (10th) anniversary of the Plan’s effective date.

In the event that the Plan terminates under circumstances described in Section 16(c)(i) above, reserved shares remaining as of the termination date shall be sold to Participants on a pro rata basis, based on the relative value of their cash account balances in the Plan as of the termination date.

17. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Expenses of the Plan. All costs and expenses incurred in administering the Plan shall be paid by the Company, except that any stamp duties or transfer taxes applicable to participation in the Plan may be charged to the account of such Participant by the Company.

19. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company or any Subsidiary, and it shall not be deemed to interfere in any way with the right of the Company or any Subsidiary to terminate, or otherwise modify, an employee’s employment at any time.

20. Applicable Law. The internal laws of the State of Delaware shall govern all matters relating to this Plan except to the extent (if any) superseded by the laws of the United States.

21. Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

22. Effective Date. The Plan will become effective on [            ].

CHIPOTLE MEXICAN GRILL, INC.

1401 WYNKOOP ST, STE 500

DENVER, CO 80202

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M32570-P09510	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CHIPOTLE MEXICAN GRILL, INC.		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
Vote on Directors		☐	☐	☐
1.	Election of Directors
Nominees:
01) John S. Charlesworth
02) Montgomery F. Moran

Vote on Proposals

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain	The Board of Directors recommends you vote 3 years on the following proposal:	3 years	2 years	1 year	Abstain
2.	Approval of the Chipotle Mexican Grill, Inc. 2011 Stock Incentive Plan.	☐	☐	☐	5. An advisory vote on frequency of say-on-pay votes.	☐	☐	☐	☐

3.	Approval of the Chipotle Mexican Grill, Inc. Employee Stock Purchase Plan.	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
					6. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2011.		☐	☐	☐
4.	An advisory vote on the compensation of our executive officers as disclosed in the proxy statement.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐		HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐
		Yes	No				Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M32571-P09510

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS May 25, 2011

The shareholder(s), revoking all prior proxies, hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M. Mountain Time on May 25, 2011, at The Westin Tabor Center, 1672 Lawrence Street, Denver, Colorado, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION.

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